AGREEMENT AND PLAN OF MERGER
dated as of July 2, 2010
by and among
BLACKBOARD INC.
BEAR MERGER SUB INC.
WIMBA, INC.
and
WALTER H. BARANDIARAN and CARMEN SCARPA
(as Stockholders’ Agents)

SECTION 2.9 Final Net Working Capital; Release from Working Capital Escrow Fund. 14

ARTICLE III. PAYMENTS TO STOCKHOLDERS AND OPTIONHOLDERS		16
SECTION 3.1	Payments.	16
SECTION 3.2	Dissenting Shares.	17

SECTION 3.3 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books. 18

SECTION 3.4Withholding Rights.	18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	18

SECTION 4.1 Power and Authority; Authorization; Execution and Delivery; Binding Obligation. 19

SECTION 7.9 Disclosure Schedules; Supplementation and Amendment of Schedules 48

SECTION 10.3 Defense of Third Party Actions and Indemnification Relating Thereto. 57

EXHIBITS AND SCHEDULES

Schedule 2.9(a)	Example Calculation of Closing Date Net Working Capital
Schedule 10.2(e)	Disregarded Information in Company Disclosure Schedule
Schedule 10.4(d)	Examples of Limitation on Indemnification for Intellectual Property Infringement
Schedule A	Company Disclosure Schedule
Exhibit A	Certificate of Merger
Exhibit B	Escrow Agreement
Exhibit C	Opinion of Dewey & LeBoeuf LLP
Exhibit D	Opinion of Choate Hall & Stewart LLP

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 2, 2010 by and among Blackboard Inc., a Delaware corporation (“Parent”), Bear Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Wimba, Inc., a Delaware corporation (the “Company”), and Walter H. Barandiaran and Carmen Scarpa (the “Stockholders’ Agents”).

WHEREAS, Parent, Merger Sub and the Company intend that Merger Sub be merged with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that the Merger is advisable and in the best interests of their respective stockholders, and such boards of directors have approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the stockholders of Merger Sub have approved and adopted this Agreement and the Merger;

WHEREAS, promptly following the execution of this Agreement, the stockholders of the Company will act to approve and adopt this Agreement and the Merger; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement and also prescribe various conditions to the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and accepted, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Action” means any action, suit, proceeding, litigation, arbitral action, governmental inquiry, criminal prosecution or other investigation.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, “control” (including the terms “controls”, “controlled by” and “under common control with”) means, as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Another Transaction” has the meaning set forth in Section 7.11(a)(A).

“Audited Company Financial Statements (2007 and 2008)” has the meaning set forth in Section 4.6(a).

“Audited Company Financial Statements (2009)” has the meaning set forth in Section 4.6(b).

“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Business” means the business and operations of the Company and the Company Subsidiaries (taken as a whole).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

“Buyer Indemnified Party” has the meaning set forth in Section 10.2(a).

“Buyer Party” means (i) Parent and (ii) Merger Sub (prior to the Effective Time) or Surviving Company (from and after the Effective Time).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.9(a).

“Closing Merger Consideration” means an amount equal to (without duplication):

Preliminary Merger Consideration
+ / -	Estimated Net Working Capital Adjustment
-	the amount of Company Transaction Expenses
-	the amount of Company Debt
-	the amount of Company Employee Transition Bonuses
-	the amount of Company Payments Pursuant to Special Incentive Plan
-	Indemnity Escrow Amount
-	Working Capital Escrow Amount

“Closing Per Share Consideration” of a share of any class or series of the Company Capital Stock means that portion of the Closing Merger Consideration that is payable with respect to each share of such class or series of Company Capital Stock in accordance with the Company Certificate of Incorporation.

“Closing Per Option Consideration” of a Company Option means (i) if such Company Option is not an In-the-Money Company Option, then $0.00 or (ii) if such Company Option is an In-the-Money Company Option, then an amount equal to (A) the Closing Per Share Consideration of Company Common Stock multiplied by the aggregate number of shares of Company Common Stock with respect to which such Company Option was exercisable immediately prior to the Effective Time minus (B) such Company Option’s exercise price per share of Company Common Stock multiplied by the aggregate number of shares of Company Common Stock with respect to which such Company Option was exercisable immediately prior to the Effective Time.

“Closing Per Warrant Consideration” of a Company Warrant means $0.00.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” means the Wimba, Inc. 401(k) Plan.

“Company 401(k) Plan Liabilities” means Liabilities for final funding and expenses relating to the termination of the Company 401(k) Plan.

“Company Benefit Plan” has the meaning set forth in Section 4.16(a).

“Company Benefit Plan Liabilities” means the Company 401(k) Plan Liabilities.

“Company Bylaws” has the meaning set forth in Section 4.2(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” has the meaning set forth in Section 4.2(a).

“Company Certificate” has the meaning set forth in Section 2.6(b).

“Company Client” has the meaning set forth in Section 4.21(a).

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Debt” means (i) all Liabilities of the Company or a Company Subsidiary for borrowed money or with respect to deposits or advances of any kind (excluding deposits or advances for Company Products); (ii) all Liabilities of the Company or a Company Subsidiary evidenced by bonds, debentures, notes or similar instruments; and (iii) all guarantees of Liabilities in the nature of those items specified in (i) and (ii) given by the Company or a Company Subsidiary to third parties.

“Company Disclosure Schedule” has the meaning set forth in Article IV.

“Company Employee” means an individual employed by the Company or a Company Subsidiary on a full-time, part-time or temporary basis, including an employee on disability leave, parental leave or other absence.

“Company Employee Transition Bonuses” means the bonuses to be paid by the Company or a Company Subsidiary to Company Employees in connection with, and conditioned on, the consummation of the Merger, exclusive of any Company Payments Pursuant to Special Incentive Plan.

“Company Financial Advisor” means East Wind Securities, LLC.

“Company Financial Statements” has the meaning set forth in Section 4.6(a).

“Company Indemnified Parties” has the meaning set forth in Section 7.6(b).

“Company Option” means an option to purchase or otherwise acquire shares of Company Common Stock, whether vested or unvested, granted pursuant to the Company Option Plans or pursuant to individual stock option agreements.

“Company Option Plan” means the Wimba, Inc. 2004 Stock Option Plan, as amended, including any sub-plans included therein.

“Company Owned Proprietary Rights” means all Proprietary Rights in which the Company or a Company Subsidiary has (or purports to have) an ownership interest, exclusive license or similar exclusive right.

“Company Owned Technology” means tangible embodiments of Company Owned Proprietary Rights, including (i) documented procedures, (ii) works of authorship (including computer programs, whether in source code, object code or executable code form, and the architecture and documentation relating thereto), (iii) databases, data compilations and collections and technical data, (iv) web sites and (v) devices, prototypes, designs and schematics.

“Company Payments Pursuant to Special Incentive Plan” means payments by the Company or a Company Subsidiary pursuant to the Company’s Special Incentive Plan.

“Company Preferred Stock” means the Company’s Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock, in each case, par value $0.01 per share.

“Company Product” means (i) any product or service of the Company or a Company Subsidiary or (ii) any product or service of a third party distributed or licensed by the Company or a Company Subsidiary.

“Company Proprietary Rights” means all Proprietary Rights used in the Business.

“Company Related Party” means: (i) each Person who owns beneficially or of record at least 10% of the outstanding shares of any class or series of Company Capital Stock; (ii) each individual who is an officer or director of the Company or a Company Subsidiary; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the Company or a Company Subsidiary) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Company Required Stockholder Vote” has the meaning set forth in Section 4.1.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Technology” means tangible embodiments of Company Proprietary Rights, including know-how and works of authorship.

“Company Transaction Expenses” means, in connection with the transactions contemplated by this Agreement: (i) the fees and disbursements payable by the Company or a Company Subsidiary to the Company Financial Advisor; (ii) the fees and disbursements of attorneys, accountants and other advisors of the Company or a Company Subsidiary that are payable by the Company or a Company Subsidiary; and (iii) all other miscellaneous expenses or costs payable by the Company or a Company Subsidiary; provided, however, that the foregoing clauses (ii) and (iii) shall not include any fees, expense or disbursements incurred by Parent or Merger Sub, including the fees and expenses of Parent’s or Merger Sub’s attorneys, accountants and other advisors.

“Company Warrant” means a warrant to purchase or otherwise acquire shares of Company Capital Stock, whether vested or unvested.

“Confidentiality Agreement” means the Confidentiality Letter Agreement dated September 8, 2009 between Parent and the Company.

“Continuing Employees” has the meaning set forth in Section 7.7(b).

“Contract” means any contract, agreement, license, indenture, note, bond, loan, instrument, lease, franchise, conditional sales contract, mortgage or other arrangement, whether written or oral.

“Copyrights” means registered copyrights, copyright applications and unregistered copyrights.

“Current Balance Sheet” has the meaning set forth in Section 4.6(a).

“Damages” means any liabilities, losses, damages, penalties, fines, costs, interest or expenses including (i) reasonable professional (including legal, accounting and consulting) fees and expenses and (ii) reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any matter giving rise to the foregoing.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.4.

“DGCL” means the General Corporation Law of the State of Delaware.

“Dissenting Share” has the meaning set forth in Section 3.2.

“Effective Time” has the meaning set forth in Section 2.4.

“Encumbrance” means any security interest, pledge, mortgage, option, lease, lien, charge, adverse claim of ownership or use, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or other similar encumbrance.

“Environmental Law” has the meaning set forth in Section 4.18(d).

“Equityholder” means (i) a Stockholder who is entitled to receive consideration pursuant to Section 2.6 and who has not perfected such Stockholder’s appraisal rights, if any, as described in Section 3.2, (ii) an Optionholder who is entitled to receive Closing Per Option Consideration under Section 2.7, or (iii) solely for purposes relating to payments or distributions from the Indemnity Escrow Fund, the recipients of payments under the Company’s Special Incentive Plan.

“Equityholders’ Representatives” has the meaning set forth in Section 7.3.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning set forth in Section 4.16(j).

“Escrow Agent” has the meaning set forth in Section 3.1(a).

“Escrow Agreement” has the meaning set forth in Section 3.1(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.8.

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.8.

“Estimated Net Working Capital Statement” has the meaning set forth in Section 2.8.

“Exclusivity Period” has the meaning set forth in Section 7.11(a).

“Expiration Date” has the meaning set forth in Section 10.1(a).

“Final Net Working Capital” has the meaning set forth in Section 2.9(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (i) any government, (ii) any governmental entity, regulatory authority, commission, department, board, agency or instrumentality, (iii) any court, tribunal or judicial body, or (iv) any other law, rule or regulation-making organization or entity, in each case whether federal, state, county, local or foreign.

“Governmental Order” means any order, judgment, injunction or decree issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Hazardous Material” has the meaning set forth in Section 4.18(d).

“Hazardous Waste” has the meaning set forth in Section 4.18(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Indemnification Notice” has the meaning set forth in Section 10.2(c)(i).

“Indemnification Notice of Objection” has the meaning set forth in Section 10.2(c)(ii).

“Indemnification Objection Period” has the meaning set forth in Section 10.2(c)(ii).

“Indemnitee” has the meaning set forth in Section 10.2(c)(i).

“Indemnitor” has the meaning set forth in Section 10.2(c)(i).

“Indemnity Escrow Amount” means the Indemnity Escrow Amount (Primary) plus the Indemnity Escrow Amount (Secondary).

“Indemnity Escrow Amount (Primary)” means $5,900,000.

“Indemnity Escrow Amount (Secondary)” means $5,900,000.

“Indemnity Escrow Fund” has the meaning set forth in Section 3.1(a).

“Indemnity Escrow Fund (Primary)” has the meaning set forth in Section 3.1(a).

“Indemnity Escrow Fund (Secondary)” has the meaning set forth in Section 3.1(a).

“Independent Accounting Firm” has the meaning set forth in Section 2.9(b).

“In-the-Money Company Option” means a Company Option with an exercise price per share of Company Common Stock that is less than the Closing Per Share Consideration of Company Common Stock.

“IRS” means the United States Internal Revenue Service and any successor agency thereto.

“Knowledge of the Company”, “Company’s Knowledge” or “Known by the Company” and any other phrases of similar import means, with respect to any matter in question relating to the Company or a Company Subsidiary, (i) the actual knowledge of the Company’s directors or officers (including those Persons listed Section 1 of the Company Disclosure Schedule) and (ii) the knowledge that such directors or officers should have after due inquiry.

“Law” means any federal, state, county, local or foreign treaty, statute, law, by-law, ordinance, regulation, rule, policy, protocol, requirement, code or Governmental Order, in each case of any Governmental Authority of competent jurisdiction.

“Leased Real Property” has the meaning set forth in Section 4.13(a).

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Listed Contracts” has the meaning set forth in Section 4.15(a).

“Material Adverse Effect” means any result, occurrence, fact, change, event, effect or circumstance that has, or could reasonably be expected to have, a materially adverse effect on (A) the Business or the properties, assets, liabilities, capitalization, operations, condition (financial or other), or results of operations of the Company and its Subsidiaries, or (B) the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change or effect arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the negotiation, execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith, including the impact thereof on the relationships of the Company or a Company Subsidiary with Company Clients, suppliers, distributors, consultants, Company Employees or independent contractors or other third parties with whom the Company or a Company Subsidiary has a relationship; (ii) compliance with the terms of, or the taking of any action required by, this Agreement or otherwise taken with the consent of Parent; (iii) conditions affecting the industries in which the Company and the Company Subsidiaries (taken as a whole) operate or participate, the U.S. economy or financial markets or any foreign economy or financial markets where the Company and the Company Subsidiaries (taken as a whole) have material operations or sales, including changes in currency exchange rates; (iv) any change in GAAP or applicable Laws (or interpretation thereof); (v) any natural disaster, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (vi) any action required to be taken under applicable Laws; or (vii) any action required to be taken under any Listed Contract to the extent such action is reasonably apparent from the language of such Contract; except, in the case of clauses (iii) – (vi), to the extent any such condition, change, event or action has a materially disproportionate effect on the Company and the Company Subsidiaries (taken as a whole) relative to other Persons principally engaged in the same industry as the Company and the Company Subsidiaries (taken as a whole).

“Material Client Contracts” has the meaning set forth in Section 4.15(a)(xvi).

“Merger” has the meaning set forth in the Preamble.

“Merger Consent” has the meaning set forth in Section 7.4(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Required Net Working Capital” means $5,425,000.

“Net Working Capital” means the current assets (excluding deferred commissions), as defined by GAAP, less the current liabilities (excluding deferred revenues and the costs and expenses described in Section 7.7(e)), as defined by GAAP, of the Company, provided that the following shall be excluded from this calculation: (i) the amount of Company Transaction Expenses; (ii) the amount of Company Debt; (iii) the amount of Company Employee Transition Bonuses; and (iv) the amount of Company Payments Pursuant to Special Incentive Plan. For the purpose of this definition, Company Benefit Plan Liabilities shall be deemed to be current liabilities.

“Net Working Capital Adjustment Statement” has the meaning set forth in Section 2.9(a).

“Notice of Objection” has the meaning set forth in Section 2.9(b).

“Objection Period” has the meaning set forth in Section 2.9(b).

“Optionholder” means the holder of a Company Option.

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” means Parent’s 401(k) Plan, as may be amended from time to time.

“Parent Subsidiary” means a Subsidiary of Parent.

“Patents” means all issued or filed patents and patent applications.

“Permit” means any license, franchise or permit with, or authorization by, any Governmental Authority required by applicable Law for the operation of the Business.

“Permitted Encumbrances” means (i) all statutory or other liens for current Taxes or assessments which are not yet due and payable or Taxes the validity of which are being contested in good faith by appropriate proceedings; (ii) all landlords’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens and other similar liens imposed by Law, incurred in the ordinary course of business; (iii) all Laws and Governmental Orders; (iv) all pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation; (v) Encumbrances that will be released and discharged at or prior to the Closing; and (vi) all other covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which do not materially detract from the value of, or materially interfere with, the present use and enjoyment of the asset or property subject thereto or affected thereby.

“Person” means any individual, general or limited partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Pre-Closing Period” has the meaning set forth in Section 7.1(a).

“Preliminary Merger Consideration” means $59,000,000.

“Proprietary Rights” means Copyrights, moral rights, industrial design rights, mask work rights, Trademarks, Patents, trade secrets, technology rights and licenses, rights in computer software (including any source or object code therefor or documentation relating thereto), domain names, proprietary and confidential information, know how, inventions, rights in designs, specifications, plans and drawings, and other intellectual property rights, including any divisions, continuations, renewals, re-issuances and extensions of the foregoing (as applicable).

“Pro Rata Share” of an Equityholder means the amount of Closing Merger Consideration received by such Equityholder divided by the aggregate Closing Merger Consideration received by all Equityholders (including such Equityholder).

“Public Software” has the meaning set forth in Section 4.14(h).

“Specified Representations” has the meaning set forth in Section 10.1(c).

“Stockholder” means a record owner of Company Capital Stock.

“Stockholders’ Agents” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such entity that is sufficient to enable such Person to elect a majority of the members of such entity’s board of directors or other governing body, or (b) a majority of the outstanding equity interests of such entity.

“Supplier” has the meaning set forth in Section 4.15(b).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any and all taxes, assessments, levies, imposts, tariffs, duties or other charges or impositions in the nature of a tax (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority (including any Taxes resulting from recapture of depreciation), including income, estimated income, gross receipts, profits, business, telecommunications, license, occupation, franchise, capital stock, real or personal property, sales, harmonized sales, goods and services, use, transfer, value added, employment or unemployment, education, health care, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes.

“Tax Representations” has the meaning set forth in Section 10.1(b).

“Tax Return” means any return (including any information return), report, declaration, statement, schedule, notice, form, election, designation, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to any Tax.

“Technology” means tangible embodiments of Proprietary Rights, including know-how and works of authorship.

“Third Party Action” has the meaning set forth in Section 10.3(a).

“Third Party Action Notice” has the meaning set forth in Section 10.3(a).

“Trademarks” means registered trademarks and service marks, trademark and service mark applications, unregistered trademarks and service marks, and the goodwill associated therewith.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (including any real property or leasehold interest transfer or gains tax and any similar Tax).

“Unaudited Company Financial Statements” has the meaning set forth in Section 4.6(a).

“WARN Act” has the meaning specified in Section 4.17(a).

“Working Capital Escrow Amount” means $1,000,000.

“Working Capital Escrow Fund” has the meaning set forth in Section 3.1(a).

ARTICLE II.
THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, (i) Merger Sub shall merge with and into the Company and (ii) the separate existence of Merger Sub shall cease and the Company shall continue its existence under the DGCL as the surviving corporation (the “Surviving Corporation”).

SECTION 2.2 Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL.

SECTION 2.3 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 260 Franklin Street, Boston, Massachusetts 02110 on a date to be mutually agreed to by Parent and the Company, which date shall be no later than three Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions to be satisfied at the Closing), or at such other time, date and location as Parent and the Company agree in writing (such actual date of Closing hereinafter referred to as the “Closing Date”).

SECTION 2.4 Effective Time. At or promptly after the Closing, Parent and the Company shall cause to be filed with the Secretary of State of the State of Delaware a properly executed certificate of merger conforming to the requirements of the DGCL and in the form attached hereto as Exhibit A (the “Delaware Certificate of Merger”). The Merger shall become effective when the Delaware Certificate of Merger is accepted for recording by the Secretary of State (the “Effective Time”).

SECTION 2.5 Certificate of Incorporation and Bylaws; Directors and Officers.

At the Effective Time:

(a) Certificate of Incorporation. The Surviving Corporation’s certificate of incorporation (as in effect immediately prior to the Effective Time) shall be amended to read in its entirety as Merger Sub’s certificate of incorporation (as in effect immediately prior to the Effective Time) except that such amended certificate of incorporation shall reflect “Wimba, Inc.” as the name of the Surviving Corporation, and such amended certificate of incorporation shall be the Surviving Corporation’s certificate of incorporation until thereafter changed or amended as provided therein or by applicable Law.

(b) Bylaws. The Surviving Corporation’s bylaws (as in effect immediately prior to the Effective Time) shall be amended to read in their entirety as Merger Sub’s bylaws (as in effect immediately prior to the Effective Time), and such amended bylaws shall be the Surviving Corporation’s bylaws until thereafter changed or amended as provided therein, by the Surviving Corporation’s certificate of incorporation or by applicable Law.

(c) Directors. The Surviving Corporation’s directors shall be replaced with the Persons who were directors of Merger Sub immediately prior to the Effective Time, and each director shall serve until the earlier of such director’s resignation or removal or otherwise ceasing to be a director or until such director’s successor is duly elected and qualified, as the case may be.

(d) Officers. The Surviving Corporation’s officers shall be replaced with the Persons who were officers of Merger Sub immediately prior to the Effective Time, and each officer shall serve until the earlier of such officer’s resignation or removal or otherwise ceasing to be an officer or until such officer’s successor is duly elected and qualified, as the case may be.

SECTION 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Person:

(a) Cancellation of Certain Company Capital Stock. Each share of Company Capital Stock that is owned, immediately prior to the Effective Time, by Parent, Merger Sub or the Company (as treasury stock or otherwise), or any of their respective direct or indirect wholly owned Subsidiaries, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Capital Stock. Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Company Capital Stock to be canceled and retired in accordance with Section 2.6(a) and other than Dissenting Shares) shall be converted into the right to receive the Closing Per Share Consideration of such Company Capital Stock in cash, without interest. Each such share of Company Capital Stock, when so converted, shall no longer be outstanding and shall be canceled and retired and shall cease to exist. Each certificate that, immediately prior to the Effective Time, represented any such shares of Company Capital Stock (a “Company Certificate”) shall cease to represent any rights except the right to receive, in accordance with Section 3.1(d), the Closing Per Share Consideration of such Company Capital Stock with respect to each share of Company Capital Stock that, immediately prior to the Effective Time, was represented thereby.

(c) Conversion of Merger Sub Capital Stock. Each share of Merger Sub’s capital stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of Company Common Stock.

SECTION 2.7 Effect on Other Securities.

(a) Conversion of Company Options. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each unexpired and unexercised Company Option (whether or not then exercisable or vested) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive its Closing Per Option Consideration in cash, without interest. Each such Company Option, when so converted, shall no longer be outstanding and shall be canceled. Each such Company Option shall cease to represent any rights except the right to receive the Closing Per Option Consideration.

(b) Conversion of Company Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of any Person, each unexpired and unexercised Company Warrant (whether or not then exercisable or vested) that is outstanding immediately prior to the Effective Time shall be converted into the right to receive its Closing Per Warrant Consideration in cash, without interest. Each such Company Warrant, when so converted, shall no longer be outstanding and shall be canceled. Each such Company Warrant shall cease to represent any rights except the right to receive the Closing Per Warrant Consideration.

(c) Prior to the Effective Time, the Company shall take all necessary and appropriate actions to facilitate the provisions of Section 2.7(a) and 2.7(b).

SECTION 2.8 Estimated Net Working Capital. The Company will deliver to Parent, not less than three (3) or more than five (5) Business Days prior to the Closing Date, a statement (the “Estimated Net Working Capital Statement”) that will set forth a good faith estimate of the Net Working Capital of the Company as of the close of business on the Closing Date (the “Estimated Net Working Capital”). The “Estimated Net Working Capital Adjustment” shall be an amount equal to (A) the Estimated Net Working Capital minus (B) the Minimum Required Net Working Capital.

SECTION 2.9 Final Net Working Capital; Release from Working Capital Escrow Fund. The Final Net Working Capital shall be determined as follows:

(a) Within thirty (30) days after the Closing Date, Parent and the Company shall prepare and deliver to the Stockholders’ Agents a statement (the “Net Working Capital Adjustment Statement”) showing in reasonable detail their computation of the Net Working Capital of the Company as of the close of business on the Closing Date (the “Closing Date Net Working Capital”). The Net Working Capital Adjustment Statement shall be prepared in good faith and in accordance with GAAP (except as may be required to adhere to the definition of Net Working Capital used in this Agreement), applied on a basis consistent with that used in the preparation of the Estimated Net Working Capital Statement. As an example only, the calculation of the Closing Date Net Working Capital, as if the Closing Date were on July 31, 2010, is set forth on Schedule 2.9(a). The Stockholders’ Agents shall have the opportunity to review any work papers prepared by the Company in connection with the preparation of the Net Working Capital Adjustment Statement.

(b) Within thirty (30) days after receipt of the Net Working Capital Adjustment Statement (the “Objection Period”), the Stockholders’ Agents, by written notice to Parent and the Company, shall accept or object, in good faith, to the Closing Date Net Working Capital as set forth in the Net Working Capital Adjustment Statement, setting forth in such notice the Stockholders’ Agents’ objection in reasonable detail, specifying the basis for such objection and the amount in dispute (the “Notice of Objection”). During the first twenty (20) days following the date upon which Parent and the Company receive the Notice of Objection, Parent and the Stockholders’ Agents shall attempt in good faith to resolve any differences that they may have with respect to all matters specified in the Notice of Objection. If, at the end of such twenty (20) day period, all disputed items are not resolved, the remaining disputed items shall be submitted for resolution to an independent accounting firm of national reputation mutually acceptable to Parent and the Stockholders’ Agents (the “Independent Accounting Firm”), which shall, within thirty (30) calendar days after such submission, determine and report to Parent and Stockholders’ Agents upon such remaining disputed items and such report shall be final, binding and conclusive on the parties, absent manifest error.

The fees and disbursements of the Independent Accounting Firm shall be allocated between Parent and the Equityholders in inverse proportion as they may prevail on the disputed items resolved by the Independent Accounting Firm based on the difference between (i) Parent’s calculation of the Company’s Net Working Capital as initially submitted by Parent to the Independent Accounting Firm and (ii) the Stockholders’ Agents’ calculation of the Company’s Net Working Capital as initially submitted by the Stockholders’ Agents (on behalf of the Equityholders) to the Independent Accounting Firm. Such allocation shall be determined by the Independent Accounting Firm at the time its determination is rendered on the disputed items. For example, if Parent submitted a Net Working Capital of $4,000 and the Stockholders’ Agents submitted a Net Working Capital of $5,000, and if the Independent Accounting Firm determined that the Net Working Capital was $4,900 (i.e., allocating 90% of the $1,000 in dispute to the Equityholders and ten per cent (10%) of the $1,000 in dispute to Parent), then 90% of the fees and disbursements of the Independent Accounting firm would be allocated to Parent and 10% of such fees and disbursements would be allocated to the Equityholders.

(c) The term “Final Net Working Capital” shall mean (i) the Closing Date Net Working Capital as set forth in the Net Working Capital Adjustment Statement if the Stockholders’ Agents accept the Net Working Capital Adjustment Statement as delivered or does not deliver a Notice of Objection during the Objection Period or (ii) the Closing Date Net Working Capital determined pursuant to Section 2.9(b) above, if the Stockholders’ Agents deliver a Notice of Objection during the Objection Period.

(d) If the Final Net Working Capital is less than the Estimated Net Working Capital, then, pursuant to the terms of the Escrow Agreement, the Escrow Agent (i) shall release to Parent from the Working Capital Escrow Fund cash having a value equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital and (ii) thereafter shall release all remaining cash held in the Working Capital Escrow Fund to each Equityholder in accordance with its respective Pro Rata Share, subject to the provisions of Section 2.9(f). If the Final Net Working Capital is less than the Estimated Net Working Capital by more than the value of the remaining cash in the Working Capital Escrow Fund, the Escrow Agent also shall release to Parent from the Indemnity Escrow Fund (Primary) cash having a value equal to the shortfall.

(e) If the Final Net Working Capital is greater than or equal to the Estimated Net Working Capital, then (i) pursuant to the terms of the Escrow Agreement, the Escrow Agent shall release all remaining cash held in the Working Capital Escrow Fund to the Equityholders in accordance with each Equityholder’s Pro Rata Share and (ii) Parent shall pay to each Equityholder its Pro Rata Share of any such aggregate overage, within ten (10) Business Days of the determination of the overage; provided, however, that, for the purposes of this Section 2.9(e), (i) if invoicing in July 2010, in the ordinary course of business and consistent with past practices, is in excess of $782,000 but less than or equal to $1,282,000, then the Final Net Working Capital shall only include $782,000 of such invoicing or (ii) if invoicing in July 2010, in the ordinary course of business and consistent with past practices, is in excess of $1,282,000, then the Final Net Working Capital shall exclude $500,000 of such invoicing.

(f) If the Stockholders’ Agents deliver a Notice of Objection during the Objection Period, then the Escrow Agent shall release (i) cash having a value equal to the net undisputed amount due from the Working Capital Escrow Fund to Parent or the Equityholders (as the case may be) within three (3) Business Days after delivery of such Notice of Objection and (ii) cash having a value equal to the remaining amount, if any, due from the Working Capital Escrow Fund to Parent or the Equityholders (as the case may be) within three (3) Business Days after the date all disputed items are finally resolved pursuant to Section 2.9(b).

ARTICLE III.
PAYMENTS TO STOCKHOLDERS AND OPTIONHOLDERS

SECTION 3.1 Payments.

(a) Working Capital Escrow Fund; Indemnity Escrow Fund. At the Closing, Parent shall deposit, or shall cause the Surviving Corporation to deposit, (i) cash with a value equal to the Working Capital Escrow Amount into an escrow fund (the “Working Capital Escrow Fund”), (ii) cash with a value equal to the Indemnity Escrow Amount (Primary) into an escrow fund (the “Indemnity Escrow Fund (Primary)”), and (iii) cash with a value equal to the Indemnity Escrow Amount (Secondary) into an escrow fund (the “Indemnity Escrow Fund (Secondary)” and, together with the Indemnity Escrow Fund (Primary), the “Indemnity Escrow Fund”), in each case maintained by American Stock Transfer & Trust Company (the “Escrow Agent”), to hold in accordance with the terms of the escrow agreement to be executed at or prior to the Closing by Parent, the Escrow Agent and the Stockholders’ Agents substantially in the form attached hereto as Exhibit B, as may be revised to reflect the provisions of Article X hereof (the “Escrow Agreement”).

(b) Certain Obligations. At the Closing, Parent shall pay, or shall cause the Surviving Corporation to pay, to the relevant recipients thereof:

(i) the Company Transaction Expenses;

(ii) the Company Debt;

(iii) the Company Employee Transition Bonuses (after deducting applicable income and employment tax withholdings, as well as any other required withholdings); and

(iv) the Company Payments Pursuant to Special Incentive Plan (after deducting amounts required to be contributed to the Indemnity Escrow pursuant to the Special Incentive Plan and applicable income and employment tax withholdings, as well as any other required withholdings).

(c) Payments to Optionholders. As soon as practical after the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, each Optionholder the aggregate Closing Per Option Consideration payable to such Optionholder (after deducting applicable income and employment tax withholdings, as well as any other required withholdings).

(d) Exchange Procedures.

(i) If a Stockholder has delivered, at or prior to the Closing, to the Surviving Corporation for cancellation the Company Certificates representing such Stockholder’s shares of Company Capital Stock and a duly completed and validly executed copy of the letter of transmittal referred to in Section 3.1(d)(ii) in accordance with the instructions therein, then, promptly after the Effective Time, Parent shall deliver, or shall cause the Surviving Corporation or American Stock Transfer & Trust Company to deliver, to such Stockholder the aggregate amount of consideration payable to such Stockholder pursuant to Section 2.6.

(ii) If a Stockholder has not satisfied the requirements of Section 3.1(d)(i), then, promptly after the Effective Time, the Surviving Corporation shall mail to such Stockholder (A) a letter of transmittal, which (1) shall specify that the delivery of the consideration to be delivered to such Stockholder under this Agreement shall be effected, and risk of loss and title shall pass, only upon delivery of such Stockholder’s Company Certificates and (2) shall include representations and warranties as to ownership and title to such Stockholder’s Company Capital Stock and Tax-related matters and (B) instructions for effecting the surrender of such Stockholder’s Company Certificates in exchange for the consideration to be delivered to such Stockholder pursuant to Section 2.6. If such Stockholder subsequently delivers to the Surviving Corporation for cancellation such Stockholder’s Company Certificates and a duly completed and validly executed copy of the letter of transmittal referred to in this Section 3.1(d)(ii) in accordance with the instructions therein, then, promptly after the Surviving Corporation’s receipt thereof, Parent shall deliver, or shall cause the Surviving Corporation or American Stock Transfer & Trust Company to deliver, to such Stockholder the aggregate amount of consideration payable to such Stockholder pursuant to Section 2.6. If (A) such Stockholder’s Company Certificates have been lost, stolen or destroyed and (B) such Stockholder subsequently delivers to the Surviving Corporation such Stockholder’s duly completed and validly executed affidavit of that fact and such Stockholder’s duly completed and validly executed indemnity agreement, in customary form and substance, then, promptly after the Surviving Corporation’s receipt thereof, Parent shall deliver, or cause the Surviving Corporation or American Stock Transfer & Trust Company to deliver, to such Stockholder the aggregate amount of consideration that would have been payable to such Stockholder pursuant to Section 2.6 had such Stockholder delivered such lost, stolen or destroyed Company Certificates to the Surviving Corporation.

(e) No Liability. Notwithstanding anything to the contrary in this Section 3.1, neither the Company, Parent nor the Surviving Corporation shall be liable to any Person for any amount properly paid or property properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

SECTION 3.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, but only to the extent required thereby, each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time that is held by a Stockholder who (i) did not execute the Merger Consent and (ii) properly exercised appraisal rights with respect thereto in accordance with the DGCL (a “Dissenting Share”) shall not be converted into the right to receive the Closing Per Share Consideration of such Company Capital Stock. Each Stockholder holding Dissenting Shares shall be entitled to receive payment of the appraised value of such Stockholder’s Dissenting Shares in accordance with the provisions of the DGCL unless and until such Stockholder fails to perfect or effectively withdraws or loses such Stockholder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such Stockholder fails to perfect or effectively withdraws or loses such right, then each of such Stockholder’s shares of Company Capital Stock that was a Dissenting Share shall thereupon be treated as if it had been converted into, at the Effective Time, the right to receive the Closing Per Share Consideration applicable to such share(s) of Company Capital Stock, without any interest thereon. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

SECTION 3.3 No Further Ownership Rights in Shares of Company Capital Stock; Closing of Company Transfer Books.

(a) At and after the Effective Time, each Stockholder who owned the Company Capital Stock immediately prior to the Effective Time shall cease to have any rights as a Stockholder of the Company except for (i) if such Stockholder holds shares of Company Capital Stock other than (A) shares to be cancelled pursuant to Section 2.6(a) or (B) Dissenting Shares, the right to surrender such Stockholder’s Company Certificate in exchange for the consideration deliverable for such Stockholder under this Agreement or (ii) if such Stockholder holds Dissenting Shares, the right to receive payment of the appraised value of such Stockholder’s Dissenting Shares in accordance with the provisions of the DGCL.

(b) At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Company Certificates representing shares of Company Capital Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided for in this Agreement.

SECTION 3.4 Withholding Rights. Each of Parent, the Surviving Corporation and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to an Equityholder and timely remit to the appropriate Governmental Authority such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (including under Sections 1441, 1445 or 3406 of the Code, if applicable) or any applicable provision of Tax-related Law; provided, however, that, within thirty (30) days following the date of such withholding, Parent, the Surviving Corporation or the Escrow Agent shall notify such Equityholder of the amount of such withholding and provide such Equityholder with a receipt or other evidence showing payment of such withheld amounts to the appropriate Governmental Authority. To the extent that amounts are so withheld, timely remitted and documented by Parent, the Surviving Corporation or the Escrow Agent in accordance with the foregoing, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Equityholder.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions and qualifications set forth in the disclosure schedule (the “Company Disclosure Schedule”), which shall be arranged in separate sections corresponding to the relevant sections in this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows, as of the date of this Agreement and as of the Closing (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties will be true and correct as of such date):

SECTION 4.1 Power and Authority; Authorization; Execution and Delivery; Binding Obligation. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereunder have been duly authorized by the board of directors of the Company and, prior to the Closing, will have been duly authorized by Stockholders holding a requisite majority of the outstanding shares of the Company Capital Stock (the “Company Required Stockholder Vote”), and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereunder. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties to this Agreement, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in an Action in equity or at Law).

SECTION 4.2 Organization; Company Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on the Business. The Company is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by the Company to be so qualified or in good standing, would not have a Material Adverse Effect. Section 4.2(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified to do business as a foreign corporation. The Company has made available to Parent true and complete copies of the certificate of incorporation (the “Company Certificate of Incorporation”) and bylaws (the “Company Bylaws”) of the Company, each as amended and in effect.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or formation of each Company Subsidiary. Each Company Subsidiary is a corporation, limited liability company, limited partnership or other entity, as the case may be, duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation, and has all requisite power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business. Each Company Subsidiary is duly qualified to do business as a foreign corporation, limited liability company, limited partnership or other entity, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by such Company Subsidiary to be so qualified or in good standing, would not have a Material Adverse Effect. Section 4.2(b) of the Company Disclosure Schedule also sets forth each jurisdiction where each Company Subsidiary is qualified to do business as a foreign corporation, limited liability company, limited partnership or other entity. The Company has made available to Parent true and complete copies of the articles or certificate of incorporation, bylaws or other primary charter and organizational documents of Wimba Ltd., each as amended and in effect. All of the outstanding shares of capital stock of each Company Subsidiary are owned beneficially and of record by the Company, another Company Subsidiary or a combination thereof, in each case free and clear of any Encumbrances. There are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which a Company Subsidiary is or may become obligated to issue any shares of its capital stock to any Person other than the Company or another Company Subsidiary.

(c) Except as disclosed in Section 4.2(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns or holds, or has ever owned or held, directly or indirectly, any capital stock or other equity interest of any kind in any Person.

SECTION 4.3 Company Capital Stock.

(a) Section 4.3(a) of the Company Disclosure Schedule sets forth: (i) a description of the Company Capital Stock; (ii) the total number of shares of Company Capital Stock; and (iii) the number of authorized shares of each class or series of Company Capital Stock, the designation thereof, the number of shares thereof that are issued and outstanding, and the number of shares thereof that are issued and held as treasury shares by the Company. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights created by statute, the Company Certificate of Incorporation, the Company Bylaws or any Listed Contract to which the Company or a Company Subsidiary is or was a party or by which any of them is or was bound, and have been issued in compliance, in all material respects, with applicable Laws. Section 4.3(a) of the Company Disclosure Schedule sets forth the name, address, and facsimile number (if included in the Company’s records) of each Stockholder and the number of shares and designation of the Company Capital Stock owned by such Stockholder. Except as set forth in Section 4.3(a) of the Company Disclosure Schedule, there are no accrued or unpaid dividends with respect to any issued and outstanding shares of the Company Capital Stock. The Company has not authorized or issued shares of any class or series of capital stock that remain outstanding other than the Company Capital Stock.

(b) Section 4.3(b) of the Company Disclosure Schedule sets forth the name of each Optionholder and a description of each Company Option held by such Optionholder (including the number of shares of Company Common Stock underlying such Company Option, the number of shares of such Company Common Stock with respect to which such Company Option is exercisable and not exercisable, and the exercise price per share of Company Common Stock of such Company Option). The shares of Company Common Stock issuable upon exercise of each Company Option will be, upon exercise in accordance with the terms thereof, duly authorized and validly issued, fully paid and nonassessable. All Company Options will be cancelled at the Effective Time in exchange for the Closing Per Option Consideration. No holder of a Company Option that is not an In-the-Money Company Option will be entitled to receive any consideration with respect to such cancellation, the execution and delivery of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

(c) Section 4.3(c) of the Company Disclosure Schedule sets forth the name of each holder, of record, of a Company Warrant and a description of each Company Warrant held by such holder (including the class or series of Company Capital Stock underlying such Company Warrant, the number of shares of Company Capital Stock underlying such Company Warrant, the number of shares of such Company Capital Stock with respect to which such Company Warrant is exercisable and not exercisable, and the exercise price per share of Company Capital Stock of such Company Warrant). All Company Warrants will terminate and be cancelled at the Effective Time. No holder of a Company Warrant will be entitled to receive any consideration with respect to such cancellation, the execution and delivery of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby.

(d) Section 4.3(b), Section 4.3(c) and Section 4.3(e) of the Company Disclosure Schedule sets forth all options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements, Contracts or rights of any character to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary may be bound obligating the Company or a Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Capital Stock or a Company Subsidiary’s capital stock, or obligating the Company or a Company Subsidiary to grant, extend, or enter into any such option, warrant, call, conversion right, commitment, agreement, Contract, understanding, restriction, arrangement or right.

(e) Except as set forth in Section 4.3(e) of the Company Disclosure Schedule or the Company Certificate of Incorporation, there are (i) no rights, agreements, arrangements, commitments or Contracts of any kind or character, whether written or oral, relating to the Company Capital Stock or the capital stock of a Company Subsidiary to which the Company or a Company Subsidiary is a party, or by which the Company or a Company Subsidiary is bound, obligating the Company or a Company Subsidiary to repurchase, redeem or otherwise acquire any issued and outstanding shares of Company Capital Stock or the capital stock of a Company Subsidiary; (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any Company Subsidiary, (iii) no voting trusts, stockholder agreements, proxies or other agreements, understandings or Contracts in effect to which the Company or a Company Subsidiary is a party with respect to the governance of the Company or a Company Subsidiary or the voting or transfer of any shares of the Company Capital Stock or the capital stock of a Company Subsidiary and (iv) no Contracts to which the Company or a Company Subsidiary is a party, or by which it is bound, relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or drag-along rights) of Company Capital Stock or the capital stock of a Company Subsidiary.

(f) Immediately after the Effective Time, Parent will be the sole record and beneficial owner of all issued and outstanding shares of the Company Capital Stock.

(g) Section 4.3(g) of the Company Disclosure Schedule that is delivered by the Company to Parent as of the Closing sets forth, in tabular form:

(i) the Closing Per Share Consideration of each class or series of Company Capital Stock;

(ii) the Closing Per Option Consideration of each Company Option; and

(iii) the aggregate consideration payable to each Equityholder pursuant to Section 2.6 or Section 2.7.

Each of the Buyer Parties and the Escrow Agent are entitled to rely exclusively on Section 4.3(g) of the Company Disclosure Schedule in determining the consideration payable to each Equityholder pursuant to this Agreement.

SECTION 4.4 Conflicts. Assuming all consents, waivers, approvals, authorizations, orders, Permits, filings, registrations, declarations and notifications and other actions set forth in Section 4.5 have been obtained or made, except as set forth in Section 4.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, do not and will not (i) conflict with or result in a violation of the Company Certificate of Incorporation or Company Bylaws or any Company Subsidiary’s certificate of incorporation, bylaws or other primary charter and organizational documents; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to the Company, any Company Subsidiary or their assets or properties; (iii) result in a breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under any Listed Contract; or (iv) result in the creation of any material Encumbrance on any of the assets or properties of the Company or a Company Subsidiary.

SECTION 4.5 Governmental Consents, Approvals, Etc. No consent, waiver, approval, authorization, order or Permit of, or filing or registration with, or declaration or notification to, any Governmental Authority is required to be made or obtained by the Company or a Company Subsidiary in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, or the consummation by the Company of the transactions contemplated by this Agreement, except (i) the filing of the Delaware Certificate of Merger pursuant to the DGCL and (ii) such filings as may be required under the HSR Act.

SECTION 4.6 Financial Statements.

(a) The Company has prepared, or caused to be prepared, and has made available to Parent, audited consolidated financial statements of the Company and the Company Subsidiaries (including the balance sheet and the related statements of income and cash flows of the Company and the Company Subsidiaries) as of and for the fiscal years ended December 31, 2007 and 2008 (the “Audited Company Financial Statements (2007 and 2008)”) and unaudited consolidated financial statements of the Company and the Company Subsidiaries (including the balance sheet and the related statements of income and cash flows of the Company and the Company Subsidiaries) as of and for the fiscal year ended December 31, 2009 and the fiscal quarter ended March 31, 2010 (the “Unaudited Company Financial Statements” and together with the Audited Company Financial Statements (2007 and 2008) the “Company Financial Statements”), true and complete copies of which are set forth on Section 4.6(a) of the Company Disclosure Schedule. The Company Financial Statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates and during the respective periods indicated therein, subject in the case of the Unaudited Company Financial Statements to normal recurring year-end adjustments. The balance sheet of the Company as of March 31, 2010 shall be referred to in this Agreement as the “Current Balance Sheet” and March 31, 2010 shall be referred to in this Agreement as the “Balance Sheet Date.”

(b) As of the Closing, the Company will have prepared, or caused to be prepared, and will have made available to Parent, audited consolidated financial statements of the Company and the Company Subsidiaries (including the balance sheet and the related statements of income and cash flows of the Company and the Company Subsidiaries) as of and for the fiscal year ended December 31, 2009 (the “Audited Company Financial Statements (2009)”), true and complete copies of which are set forth on Section 4.6(b) of the Company Disclosure Schedule that is delivered by the Company to Parent as of the Closing. As of the Closing, the Audited Company Financial Statements (2009) will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and will present fairly, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the respective dates and during the respective periods indicated therein.

(c) The Company’s and the Company Subsidiaries’ internal controls and procedures are sufficient to ensure that the Company Financial Statements and Audited Company Financial Statements (2009) are accurate in all material respects. Except as set forth in Section 4.6(c) of the Company Disclosure Schedule (as delivered at signing and/or Closing), the Company’s independent public accounting firm has not advised the Company or a Company Subsidiary that the Company or a Company Subsidiary has material weaknesses in its internal controls and procedures. All accounts, books and ledgers related to the Business are properly kept, are accurate and complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

SECTION 4.7 Undisclosed and Other Liabilities.

(a) Neither the Company nor any Company Subsidiary has any material Liability except for those that (i) are reflected on the Current Balance Sheet; (ii) are current Liabilities incurred in the ordinary course of business, consistent with past practices, since the Balance Sheet Date and prior to the date of this Agreement; (iii) have arisen since the date of this Agreement and do not arise from a breach of Section 7.1 of this Agreement; or (iv) are set forth in Section 4.7(a) to the Disclosure Schedule.

(b) Section 4.7(b) of the Company Disclosure Schedule that is delivered by the Company to Parent as of the date hereof sets forth a description and the Company’s good faith estimate, as of the date hereof, of the aggregate amount and component amounts of each of the following items:

(i) the Company Transaction Expenses;

(ii) the Company Debt (including principal, interest, premium (if any) and prepayment penalties (if any));

(iii) the Company Payments Pursuant to Special Incentive Plan (including each recipient thereof and the amount to be paid to such recipient); and

(iv) the Company Employee Transition Bonuses (including each recipient thereof and the amount to be paid to such recipient).

(c) Section 4.7(c) of the Company Disclosure Schedule that is delivered by the Company to Parent as of the Closing sets forth a description and the aggregate amount and component amounts of each item in Section 4.7(b), in each case determined by the Company as of the Closing.

(d) To the Company’s Knowledge, Wimba SA has no Liabilities. There are no Liabilities of Wimba SA that will be Liabilities of the Company or any Company Subsidiary (other than Wimba SA) following the Effective Time.

SECTION 4.8 Certain Changes or Events. Since the Balance Sheet Date, except as contemplated by this Agreement or as set forth in Section 4.8 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have conducted the Business only in the ordinary course, and there has not been:

(a) any event or development that would, individually or in the aggregate, have a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) or redemption with respect to (i) the Company Capital Stock or (ii) any capital stock of a Company Subsidiary;

(c) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect;

(d) any change in accounting methods, principles or practices affecting the Company or a Company Subsidiary, except as required by GAAP;

(e) any change to the manner of billing of, or the credit lines made available to, any Company Clients;

(f) any transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Current Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary course of business consistent with past practice;

(g) except for Permitted Encumbrances, any creation or permitting to exist any Encumbrance affecting any of the assets or property of the Company or a Company Subsidiary;

(h) any discharge or satisfaction of any Encumbrance by the Company or a Company Subsidiary, or any payment of any Liability by the Company or a Company Subsidiary other than Liabilities included in the Current Balance Sheet and Liabilities incurred since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice;

(i) any granting of bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of the Company Employees, or changed the terms of employment for any Company Employee or entered into a written contract with any Company Employee except in the ordinary course of business consistent with past practice;

(j) any hiring or dismissal of any senior Company Employees (whether current, former or retired);

(k) the engagement in any transaction, the making of any loan or the entering into any arrangement with any officer, director, partner, shareholder, Company Employee (whether current, former or retired), consultant, independent contractor or agent of the Company or a Company Subsidiary, except in the ordinary course of business consistent with past practice; or

(l) any authorization, agreement or other arrangement committing the Company or a Company Subsidiary to do any of the foregoing.

SECTION 4.9 Tax Matters. Except as set forth in Section 4.9 of the Company Disclosure Schedule:

(a) All income and other Tax Returns required to be filed by or with respect to the Company or a Company Subsidiary have been duly and timely filed (taking into account applicable extensions of time to file) with the appropriate Governmental Authorities, and all such Tax Returns are complete and accurate in all material respects. All Taxes due from the Company or a Company Subsidiary, whether or not shown on such Tax Returns, have been duly and timely paid. All unpaid Taxes (whether current or deferred) that are not yet due in respect of any period ended on or before the Balance Sheet Date do not exceed the accruals and reserves for Taxes set forth on the Current Balance Sheet. Each of the Company and the Company Subsidiaries has no Liability for any Tax obligation of any other taxpayer (including an Affiliate taxpayer).

(b) No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Authority against the Company or a Company Subsidiary, which remains unpaid, except for any deficiencies (i) that are being contested in good faith by appropriate proceedings and (ii) with respect to which the failure to pay would not have a Material Adverse Effect. There are no Actions, claims, assessments, audits, examinations or other administrative or judicial proceedings currently ongoing or pending or threatened, with respect to any Taxes or Tax Return of the Company or a Company Subsidiary. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes or Tax Returns of the Company or a Company Subsidiary, and neither the Company nor any Company Subsidiary has requested or offered to enter into any such waivers or extensions.

(c) Neither the Company nor any Company Subsidiary has made, prepared or filed any elections, designations or similar filings relating to Taxes or Tax Returns or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Closing Date.

(d) There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets of the Company or a Company Subsidiary.

(e) Except as set for the in Section 4.9(e) of the Disclosure Schedule, all Taxes and other amounts required by Law to be withheld or collected by the Company or a Company Subsidiary have been withheld and collected and, to the extent required by Law, duly and timely paid to the appropriate Governmental Authority.

(f) There are no outstanding extensions of time for paying any Tax or filing any Tax Return of, or which includes, the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary has requested or offered to enter into any such extension.

(g) Section 4.9(g) of the Company Disclosure Schedule lists all federal, state, local, foreign and other income Tax Returns filed with respect to the Company or a Company Subsidiary (including Tax Returns relating to items filed for partial periods, if any) that have been filed in respect of any period falling wholly or partly within the three years ended December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Section 4.9(g) of the Company Disclosure Schedule also lists all federal, state, local, foreign and other sales, harmonized sales, goods and services, use, transfer, value added and excise Tax Returns filed with respect to the Company or a Company Subsidiary (including Tax Returns relating to items filed for partial periods, if any) that have been filed in respect of any period falling wholly or partly within the year ended December 31, 2009, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.

(h) There are no Actions or audits pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

(i) Neither the Company nor any Company Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns.

(j) Neither the Company nor any Company Subsidiary is a party to, or has any obligation under, any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.

(k) Neither the Company nor any Company Subsidiary is or was a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(l)(A)(ii).

(l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4.

(m) Section 4.9(m) of the Company Disclosure Schedule indicates any changes in the Company’s or a Company Subsidiary’s method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

(n) No claim has been made by an authority in a jurisdiction where the Company or a Company Subsidiary has not filed Tax Returns asserting that the Company or a Company Subsidiary is or may be liable for Tax in that jurisdiction.

(o) Neither the Company nor any Company Subsidiary has been a successor or a transferee of any other Person at any time prior to the Closing Date

(p) Parent and each Equityholder (by virtue of adopting or approving this Agreement or surrendering Company Capital Stock, Company Options or Company Warrants in exchange for the consideration, if any, specified for such securities pursuant to this Agreement) agree to this Section 4.9(p). If the Surviving Corporation is permitted, but not required, under applicable Tax-related Law to treat the Closing Date as the last day of a taxable period, then Parent and the Equityholders shall treat such day as the last day of a taxable period. The portion of any Taxes for a taxable period beginning before and ending after the Closing allocable to the portion of such period ending on the Closing Date shall be deemed equal to (i) in the case of Taxes that are based on or related to income or receipts or imposed in connection with any sale or other transfer or assignment of property, the amount which would be payable if the taxable year ended with the Closing Date and (ii) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire period multiplied by the number of calendar days in the period ending with the Closing Date and divided by the number of calendar days in the entire period. For purposes of this Section 4.9(p), each portion of such period shall be deemed to be a taxable period (whether or not it is in fact a taxable period).

(q) Neither the Company nor any Company Subsidiary has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(r) For the three fiscal years of the Company ended December 31, 2009, all transfer pricing of Company Products between the Company and Wimba Limited have been audited by the Company’s independent public accountants and, to the Company’s Knowledge, comply with applicable United Kingdom Tax Laws. Neither the Company nor any Company Subsidiary has engaged in or been a party to a scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of United Kingdom Tax or a reduction in Liability for United Kingdom Tax. To the Company’s Knowledge, Wimba Limited is and has always been a close company as defined in s439 UK Corporation Tax Act 2010 (Close Companies). All documents which affect the right, title or interest of the Company or any Company Subsidiary to or in its properties, undertaking or assets, or to which the Company or any Company Subsidiary is a party, and which attract stamp duty, were executed in, or have been brought into, the United Kingdom and were duly stamped within the requisite period for stamping.

SECTION 4.10 Litigation and Governmental Orders. Except as set forth in Section 4.10 of the Company Disclosure Schedule, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary, any of the assets or properties of the Company or a Company Subsidiary, or any of the directors or officers of the Company or a Company Subsidiary in their capacity as directors or officers of the Company or a Company Subsidiary. Neither the Company, any Company Subsidiary nor their respective assets and properties is subject to any Governmental Order relating specifically to the Company, a Company Subsidiary, or any of their respective assets or properties.

SECTION 4.11 Compliance with Laws. Each of the Company and the Company Subsidiaries is, and has at all times been, in material compliance with each Law applicable to it, the Business, its assets and its properties, and has not received any notices of violation in any material respect of any such Law.

SECTION 4.12 Permits.

(a) Section 4.12(a) of the Company Disclosure Schedule lists all material Permits issued to or held by the Company or a Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of each such Permit. Such Permits are the only Permits that are required to permit the Company and the Company Subsidiaries to conduct the Business, other than Permits the failure to possess which would not have, individually or in the aggregate, a Material Adverse Effect.

(b) The Permits listed in Section 4.12(a) of the Company Disclosure Schedule are in full force and effect. No such Permit could terminate, be impaired or be adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Merger or the other transactions contemplated hereby. No such Permit requires the Company, a Company Subsidiary, Parent, Merger Sub or another Person to obtain any consent, waiver, approval, authorization, order or declaration of, to file or register with or to notify any Person to prevent such Permit from terminating, being impaired by or being adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Merger or the other transactions contemplated hereby.

(c) Except as would not individually or in the aggregate have a Material Adverse Effect, (i) each of the Company and the Company Subsidiaries is in compliance in all respects with its obligations with respect to each Permit listed in Section 4.12(a) of the Company Disclosure Schedule and (ii) neither the Company nor any Company Subsidiary has violated, or is in violation of, such Permit or has received any written notice or, to the Company’s Knowledge, other notice that it has violated or is in violation of such Permit.

SECTION 4.13 Property.

(a) Neither the Company nor any Company Subsidiary owns, or has ever owned, any present estate (including fee simple, fee tail, defeasible fee, or life estate interests) in, or otherwise owns, any real property. Section 4.13(a) of the Company Disclosure Schedule lists each item of real property that is leased from or to a third party by the Company or a Company Subsidiary (a “Leased Real Property”), the name of the third party lessor(s) or lessee(s) thereof, as the case may be, the date of the lease contract relating thereto and all amendments thereof. Each of the Company and the Company Subsidiaries has a valid and subsisting leasehold interest in all Leased Real Property leased by it, in each case free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Each of the Company and the Company Subsidiaries has valid and subsisting ownership, leasehold or license interests in all of the material assets and properties used or leased for use by it in connection with the conduct of the Business, and the Company or a Company Subsidiary has a valid and subsisting ownership interests in all of the material assets reflected on the Company Financial Statements and Audited Company Financial Statements (2009), in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(c) There are no pending or, to the Company’s Knowledge, threatened, Actions against the Company or a Company Subsidiary relating to any of the Leased Real Property, and neither the Company nor any Company Subsidiary has received any notice of the same.

(d) Section 4.13(d) of the Company Disclosure Schedule lists each fixed asset (within the meaning of GAAP) of each of the Company and the Company Subsidiaries with a net book value equal to or in excess of $10,000 as of the Balance Sheet Date and indicates the cost, accumulated book depreciation (if any) and the net book value of such fixed asset as of the Balance Sheet Date.

(e) All material assets and properties owned by or leased to the Company or a Company Subsidiary are reasonably adequate for the uses to which they are being put, are in good, usable, working condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Business.

SECTION 4.14 Intellectual Property Rights.

(a) The Company and the Company Subsidiaries (taken as a whole) owns or has valid right to use or license the Company Proprietary Rights and the Company Technology. The execution of this Agreement and the other agreements contemplated hereby, and the consummation of the Merger and the other transactions contemplated hereby, will not change in an adverse manner any such ownership, right to use, or license. There are no claims or demands of any other Person pertaining to any such Company Proprietary Rights and no Actions have been instituted or are pending or, to the Company’s Knowledge, threatened, that challenge the rights of the Company or a Company Subsidiary in respect thereof. The Company and the Company Subsidiaries (taken as a whole) have the right to use, free and clear of claims or rights of other Persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or used in the Company Products or the Business, subject to obligations the Company has under the Contracts listed in Section 4.14(a) of the Company Disclosure Schedule with Persons from whom the Company has licensed or otherwise obtained any such items.

(b) All Company Owned Proprietary Rights that are registered or are subject to pending applications for registration with any Governmental Authority are listed in Section 4.14(b) of the Company Disclosure Schedule. Neither the Company nor any Company Subsidiary has transferred its ownership interest in any Company Owned Proprietary Rights or Company Owned Technology to any other Person, nor has the Company or any Company Subsidiary permitted any registrations of such Company Owned Proprietary Rights or Company Owned Technology to lapse or be abandoned. Except as set forth in Section 4.14(b) of the Company Disclosure Schedules, Wimba SA does not own, have a right to use, or license any Company Proprietary Rights or Company Technology. The Company and each Company Subsidiary has, and will continue to have, valid rights to make, use, sell, import, copy, modify or otherwise exploit or practice Company Proprietary Rights or Company Technology owned by Wimba SA in any Company Products or in the Business.

(c) All Contracts under which the Company or a Company Subsidiary is granted rights to make, use, sell, import, copy, modify or otherwise exploit Proprietary Rights and Technology of other Persons that are incorporated into the Company Products or used in the Business are listed in Section 4.14(c) of the Company Disclosure Schedule, other than Contracts regarding generally commercially available third party software. All such Contracts and all of the Company’s and the Company Subsidiaries’ licenses to commercially available third party software are in full force and effect, and there has been, and there is, no material default thereunder by the Company, a Company Subsidiary or, to the Company’s Knowledge, any other party thereto. The Company has made available to Parent true, correct and complete copies of all such Contracts listed in Section 4.14(c) of the Company Disclosure Schedule, and any amendments thereto.

(d) All Contracts under which the Company or a Company Subsidiary has granted to others rights in the Company Proprietary Rights (other than licenses solely granting the right to use Company Products under Contracts with the Company Clients) are listed in Section 4.14(d) of the Company Disclosure Schedule. Each such Contract is in full force and effect and there is no material default by the Company, a Company Subsidiary or, to the Company’s Knowledge, any other party thereto. The Company has made available to Parent true and complete copies of all such Contracts, and any amendments thereto.

(e) The Company and the Company Subsidiaries have taken reasonable steps in accordance with good business practice to establish and preserve its or their ownership or other interest in all Company Proprietary Rights with respect to the Business and the Company Products. All Company Owned Proprietary Rights embodied in Company Products or used in the Business have been (i) created by Company Employees within the scope of their employment by the Company or a Company Subsidiary, or by independent contractors of the Company or a Company Subsidiary, in each case who have executed written agreements expressly assigning all right, title and interest in such Company Owned Proprietary Rights to the Company or such Company Subsidiary; or (ii) exclusively licensed or otherwise exclusively provided to the Company or a Company Subsidiary by a Person having a right to grant such exclusive license or other exclusive right. The Contracts reflecting such exclusive licenses or rights to Company Owned Proprietary Rights are listed on Section 4.14(e) of the Company Disclosure Schedule. Each of the Company and the Company Subsidiaries has required all Company Employees, contractors and advisors, in each case current and former, who have or had access to confidential information or trade secrets of the Company, a Company Subsidiary, or another Person whose confidential information the Company or a Company Subsidiary is obligated to keep confidential to execute written Contracts under which such Company Employees, contractors and advisors are required to maintain the confidentiality of all such confidential information or trade secrets. Neither the Company nor any Company Subsidiary has made any such confidential information or trade secrets available to any Person other than Company Employees, except pursuant to written agreements requiring the recipients to maintain the confidentiality of such confidential information or trade secrets and appropriately restricting the use thereof. To the Company’s Knowledge, no Person is infringing on any of the Company Owned Proprietary Rights.

(f) (i) The Business does not infringe any Proprietary Rights of any other Person. The Business as previously conducted did not infringe any Proprietary Rights of any other Person. No Company Product infringes, or has ever infringed, any Proprietary Rights of any other Person. (ii) As of the date of this Agreement, no Action charging the Company or a Company Subsidiary with infringement of any Proprietary Rights of any other Person has been filed or, to the Company’s Knowledge, is threatened to be filed. To the Company’s Knowledge, there exists no unexpired Patent that includes claims that would be infringed by the Business or any Company Product. As of the date of this Agreement, neither the Company nor any Company Subsidiary is making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present Company Employee.

(g) Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, there are no Contracts, understandings, judgments, orders or decrees to which the Company or a Company Subsidiary is a party or by which the Company or a Company Subsidiary is bound that involve indemnification by the Company or any Company Subsidiary with respect to infringement or misappropriation of Proprietary Rights and Technology.

(h) Section 4.14(h) of the Company Disclosure Schedule lists all Public Software, and the associated Contract pursuant to which such Public Software is licensed, that (i) forms part of any Company Product, (ii) was or is used in connection with the development of any Company Product, or (iii) was or is distributed with, in whole or in part, any Company Product. “Public Software” means any software that contains, or is derived in any manner from, any software that is distributed as free software or open source software or pursuant to similar licensing and distribution models, in each case that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) be redistributable at no or minimal charge. No Company Product contains, was or is derived from, was or is developed using, or was or is distributed with (in whole or in part) Public Software that is licensed pursuant to a Contract that imposes, or reasonably could impose, a requirement or condition that a Company Product or portion thereof (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making modifications or derivative works, (iii) be redistributable at no or minimal charge, or that otherwise imposes, or reasonably could impose, any other material limitation, restriction, or condition on the right or ability of the Company or any Company Subsidiary to use or distribute a Company Product.

SECTION 4.15 Listed Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule lists each Listed Contract with any provisions presently in effect, and such list indicates each subsection of this Section 4.15(a) that applies to such Listed Contract. The Company has made available to Parent a true, correct and complete copy of each Listed Contract. “Listed Contracts” means the following Contracts to which the Company or a Company Subsidiary is a party:

(i) notes, debentures, other evidences of indebtedness, guarantees, loans, credit or financing agreements or instruments, letters of credit, or other Contracts for money borrowed, including any agreements or commitments for future loans, credit or financing;

(ii) Contracts that impose an Encumbrance on any of the assets or properties of the Company or a Company Subsidiary;

(iii) employment, contractor or consulting Contracts: (A) involving annual compensation by the Company or a Company Subsidiary in excess of $100,000; (B) granting any severance or termination pay (in cash or otherwise) in excess of requirements under applicable Law; or (C) obligating the Company or a Company Subsidiary to a payment to be made in connection with completion of the Merger or the other transactions contemplated hereunder;

(iv) leases, rental or occupancy agreements, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property involving individual annual payments in excess of $100,000;

(v) Contracts relating to the disposition or acquisition of assets or any interest in any business enterprise, other than in the ordinary course of business consistent with past practice;

(vi) joint venture Contracts, partnership agreements or limited liability company agreements;

(vii) Contracts between the Company or a Company Subsidiary, on the one hand, and any director, officer or Affiliate of the Company or a Company Subsidiary, on the other hand (other than Company Benefit Plans or employment arrangements entered into in the ordinary course of business or otherwise listed pursuant to clause (iii) above);

(viii) Contracts containing covenants (i) providing for exclusivity or (ii) limiting, in any respect, the freedom of the Company or a Company Subsidiary to compete with any Person in any line of business or in any area or territory;

(ix) Contracts containing “most favored nations” or similar clauses;

(x) Contracts that, by their terms, may terminate, be materially impaired or be materially adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Merger or the other transactions contemplated hereby, other than terminations explicitly contemplated by Section 8.2;

(xi) Contracts that, by their terms, may require the Company, a Company Subsidiary, Parent, Merger Sub or another Person to obtain any consent, waiver, approval, authorization, order or declaration of, to file or register with or to notify any Person to prevent such Contract from terminating, being impaired by or being adversely affected by virtue of the execution of this Agreement and the other agreements contemplated hereby or by consummation of the Merger or the other transactions contemplated hereby;

(xii) Contracts (including Contracts that have terminated or expired) relating to the development of any Company Product;

(xiii) Contracts (including Contracts that have terminated or expired) relating to software components that comprise all or any portion of any Company Product that is currently offered for sale or license, or supported by, the Company or any Company Subsidiary;

(xiv) Contracts for or relating to telecommunication, short message service (SMS), email, facsimile and other delivery services relating to any Company Product;

(xv) Contracts that are material to the continued provision of any Company Product;

(xvi) each Contract with a Company Client (A) who is a publisher or reseller or (B) pursuant to which the amount paid or payable by the Company Client in any Contract period or term is at least $50,000 (the “Material Client Contracts”), in each case that does not contain limitations of liability that limit the obligations of the Company and the Company Subsidiaries in connection with a breach by the Company or a Company Subsidiary of any of the Company’s or a Company Subsidiary’s representations, warranties, or obligations thereunder to a maximum amount not to exceed the amount paid or payable by the Company Client;

(xvii) each Material Client Contract that does not contain a waiver of incidental, consequential, punitive, indirect and special damages in favor of the Company and the Company Subsidiaries (and its and their assignees) in all circumstances; and

(xviii) Contracts that involve more than $50,000, other than the Contracts listed in Sections 4.15(a)(i) to (xvii).

(b) Except as would not have a Material Adverse Effect, (i) each Listed Contract is in full force and effect and represents a legally valid and binding obligation of the Company or a Company Subsidiary and is enforceable by the Company or such Company Subsidiary in accordance with its terms, (ii) each of the Company and the Company Subsidiaries has performed all obligations required to be performed by it under each of the Listed Contracts to which it is a party, (iii) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any of the Listed Contracts to which it is a party or has received any written notice or, to the Company’s Knowledge, other notice that it has breached, violated or defaulted under any of the Listed Contracts to which it is a party, and (iv) no supplier of goods or services to the Company or a Company Subsidiary (a “Supplier”) has given the Company or a Company Subsidiary written notice, or to the Company’s Knowledge other notice, that such Supplier does not intend to renew its Contracts with the Company or a Company Subsidiary, as applicable.

SECTION 4.16 Employee Benefit Matters.

(a) Section 4.16(a) of the Company Disclosure Schedule lists each employee benefit plan, agreement or policy (including any “employee benefit plan” as defined in Section 3(3) of ERISA but excluding employment offer letters) that is sponsored by, maintained by, contributed to, or participated in by the Company or a Company Subsidiary, or to which the Company or a Company Subsidiary is a party, or under which current or former Company Employees benefit (a “Company Benefit Plan”). The Company has made available to Parent copies of (i) each Company Benefit Plan, including schedules and financial statements attached thereto; (ii) the most recent annual report (Form 5500) filed with the IRS with respect to each such Company Benefit Plan; (iii) each trust agreement and any other material written agreement relating to each such Company Benefit Plan; (iv) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto and (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any such Company Benefit Plan intended to be qualified under Section 401(a) of the Code.

(b) Each Company Benefit Plan is in compliance in all material respects with the applicable requirements of ERISA and the Code and other requirements of Law (including filing requirements with Governmental Authorities). As of the date of this Agreement, there are no audits, inquiries or Actions pending or, to the Company’s Knowledge, threatened by the IRS or any other Governmental Authority with respect to any Company Benefit Plan. The Company and the Company Subsidiaries, where applicable, have made their safe harbor contributions to the Company 401(k) Plan for the 2009 plan year and are current in its safe harbor contributions for the 2010 plan year.

(c) Each Company Benefit Plan that is an employee pension benefit plan (as defined in Section 3(2) of ERISA) and that is intended to comply with Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS (or can rely on a determination letter obtained by a prototype or volume submitter plan sponsor). To the Company’s Knowledge, no event has occurred since the date of the last such determination or opinion letter that could reasonably be expected adversely to affect the qualification of any such Company Benefit Plan under Section 401(a) of the Code.

(d) There have been no “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material Liability to the Company or a Company Subsidiary.

(e) There are no Actions or claims pending other than routine claims for benefits and qualified domestic relations, medical or child support orders involving any Company Benefit Plans.

(f) No Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) promises or provides post-termination benefits to any former Company Employee except as required by Section 4980B of the Code or other applicable Law.

(g) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has, or has ever had, a Company Benefit Plan subject to Section 302 and Title IV of ERISA or Section 412 of the Code. Neither the Company, any Company Subsidiary, nor any ERISA Affiliate has been required to provide security to any defined benefit pension plan pursuant to Section 401(a)(29) of the Code or Sections 306 or 307 of ERISA. At no time has the Company, a Company Subsidiary, or any ERISA Affiliate been obligated to contribute to or had any actual or contingent Liability with respect to any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

(h) Section 4.16(h) of the Company Disclosure Schedule sets forth the accrued bonuses and commissions, as of May 31, 2010, of each Company Employee as of the date of this Agreement and a description of any and all policies of the Company or a Company Subsidiary with respect thereto.

(i) Section 4.16(i) of the Company Disclosure Schedule sets forth the accrued vacation, accrued sick time, and earned time off, and the amount of such liabilities, of each Company Employee as of June 30, 2010 and any and all policies or the Company or a Company Subsidiary with respect thereto.

(j) For purposes of this Agreement, “ERISA Affiliate” shall mean any entity which is, or has within the preceding six years been, under common control or affiliated with the Company within the meaning of Section 4001 of ERISA and/or Section 414 of the Code.

(k) Neither the Company nor any Company Subsidiary (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an excess parachute payment under Section 280G of the Code except as set forth in Section 4.16(k) of the Company Disclosure Schedule and (ii) is or will be obligated to make any gross-up payments in connection with the payments described in clause (i), above.

(l) Each Non-U.S. Company Benefit Plan that, under applicable Law, is required to be registered or approved by a Governmental Authority, has been so registered or approved or has time remaining under applicable Law to complete such registration or approval. All contributions to, and material payments from, each Non-U.S. Company Benefit Plan that may have been required to be made in accordance with the terms of such Non-U.S. Company Benefit Plan or applicable Law have been made timely made, and all contributions for any period ending on or before the Closing that are not yet due have been accrued in accordance with country-specific accounting practices. Each Non-U.S. Company Benefit Plan that, under applicable Law, is required to be funded, is either funded to an extent sufficient to provide for accrued benefit obligations with respect to any current or former Company Employees (including U.S. Company Employees) or is fully insured, in each case based upon generally accepted local accounting and actuarial practice and procedure.

SECTION 4.17 Labor and Employment Matters.(a) Neither the Company nor any Company Subsidiary is a party to any labor agreement with respect to any Company Employees with any labor organization, group or association. To the Company’s Knowledge, there have not been any attempts to organize any Company Employees during the one-year period prior to the date of this Agreement. As of the date of this Agreement, there is no labor strike, labor disturbance or work stoppage pending or, to the Company’s Knowledge, threatened against the Company or a Company Subsidiary. Within the past year, neither the Company nor any Company Subsidiary has incurred any liability or obligation under the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or any other similar Law that remains unsatisfied.

(b) Section 4.17(b)(i) of the Company Disclosure Schedule lists (i) all officers of the Company or a Company Subsidiary and Company Employees, in each case along with the position, the annual rate of compensation, wage rate, incentive compensation, perquisites, the employment commencement date, and the number of accrued and unused vacation days of each such Person, and (ii) the wage rates for non-salaried Company Employees (by classification). Section 4.17(b)(ii) of the Company Disclosure Schedule lists each Company Employee who is a party to (A) a non-competition agreement with the Company or a Company Subsidiary, (B) an agreement not to hire Company Employees, or (C) an agreement to assign all right, title and interest in Company Proprietary Rights to the Company or a Company Subsidiary. Section 4.17(b)(iii) of the Company Disclosure Schedule lists all Company Employees who are not citizens of the United States. All Company Employees who work in the United States are legally authorized to do so. Neither the Company nor any Company Subsidiary has plans to terminate the employment of any officer or Company Employee. No officer of the Company or a Company Subsidiary or Company Employee has notified the Company or a Company Subsidiary that such officer or Company Employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise prior to six (6) months after the Closing.

SECTION 4.18 Environmental Matters.

(a) Neither the Company nor any Company Subsidiary has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste in violation of any Environmental Law. No Hazardous Material has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or a Company Subsidiary, or has ever been located in the soil or groundwater at any such site. No Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or a Company Subsidiary for treatment, storage, or disposal at any other place. Neither the Company nor any Company Subsidiary presently own, operate, lease, or use, or previously owned, operated, leased, or used, any site on which underground storage tanks are or were located. No Encumbrance has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or a Company Subsidiary in connection with the presence of any Hazardous Material.

(b) Neither the Company nor any Company Subsidiary has any Liability under, or has ever violated, any Environmental Law. Each of the Company and the Company Subsidiaries, any property owned, operated, leased, or used by the Company or a Company Subsidiary, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws, except where noncompliance would not have a Material Adverse Effect. Prior to the date of this Agreement, neither the Company nor any Company Subsidiary has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law.

(c) Neither the Company nor any Company Subsidiary has any documents, records, or information concerning any material environmental or health and safety matter relevant to the Company or a Company Subsidiary, whether generated by the Company, a Company Subsidiary or others, including environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

(d) For purposes of this Section 4.18, (i) “Hazardous Material” shall mean and include any Hazardous Waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined in or regulated under any Environmental Law; (ii) “Hazardous Waste” shall mean and include any hazardous waste as defined in or regulated under any Environmental Law; (iii) “Environmental Law” shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, existing as of the date hereof; and (iv) the “Company” shall mean and include the Company, the Company Subsidiaries and all other entities for whose conduct the Company or a Company Subsidiary is responsible under any Environmental Law.

SECTION 4.19 Related Party Transactions. Except as set forth in Section 4.19 of the Company Disclosure Schedule, no Company Related Party (i) has borrowed money from or loaned money to the Company or a Company Subsidiary at any time since the formation of the Company; (ii) has any direct or indirect interest in any asset used in or otherwise relating to the Business, (iii) has entered into any Contract, transaction or business dealing involving the Company or a Company Subsidiary, (iv) is competing with the Company or a Company Subsidiary or (v) has any claim or right against the Company or a Company Subsidiary (other than rights to receive compensation for services performed as a director or officer of the Company or a Company Subsidiary or as a Company Employee).

SECTION 4.20 Brokers. Except for the Company Financial Advisor (the fees and expenses of which shall be paid in full by the Company), neither the Company nor any Company Subsidiary has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person (including brokers, finders, investment bankers and the like) that may reasonably result in the obligation of the Company or a Company Subsidiary to pay any fees or commissions to such Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

SECTION 4.21 Company Clients.

(a) Section 4.21(a) of the Company Disclosure Schedule lists (i) each client or customer of the Company or a Company Subsidiary (a “Company Client”) that is a current subscriber to the Company’s or a Company Subsidiary’s products or services, (ii) the Company Products subscribed to by such Company Client, (iii) the fees payable for each such term, (iv) the next renewal date with respect to each Contract with such Company Client, and (v) other information regarding such Company Client or the Company’s or a Company Subsidiary’s relationship with such Company Client. Each of the Company’s and the Company Subsidiaries’ relationships with its respective Company Clients are, in all material respects, good commercial working relationships. No Company Client has given the Company or a Company Subsidiary written notice or, to the Company’s Knowledge, other notice that such Company Client does not intend to renew its Contracts with the Company or a Company Subsidiary.

(b) Each Contract underlying the data provided pursuant to Section 4.21(a): (i) is a valid and binding agreement of the Company or a Company Subsidiary and, to the Company’s Knowledge, the other parties thereto and (ii) is in full force and effect. Neither the Company, any Company Subsidiary nor, to the Company’s Knowledge, another party thereto is in default in any material respect under the terms of any such Contract, and there is no event or circumstance that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c) Section 4.21(c) of the Company Disclosure Schedule sets forth the historical renewal rate for the Company and the Company Subsidiaries (taken as a whole) as a percentage of the total value of all Contracts with Clients that were subject to renewal during the one-year period ended December 31, 2009.

(d) Except as set forth in Section 4.21(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has an obligation to provide products or services free-of-charge to any Person.

(e) Except as set forth in Section 4.21(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any legally binding obligations to any Person under any Listed Contract to provide improved or enhanced functionality with respect to any Company Products.

SECTION 4.22 Company Client Billings. All amounts billed to Company Clients for Company Products (i) are valid, enforceable and reasonably expected to be collectible (except to the extent of the allowance for uncollectible accounts accrued in the Company Financial Statements or Audited Company Financial Statements (2009)), (ii) are not subject to set off, counterclaim or credit, and (iii) reflect amounts due or owing to the Company or a Company Subsidiary for such Company Products.

SECTION 4.23 Insurance. The Business and each of the Company’s and the Company Subsidiaries’ physical properties and assets are insured to the extent disclosed in Section 4.23(a) of the Company Disclosure Schedule attached hereto and all such insurance policies and arrangements are disclosed therein. Said insurance policies and arrangements are in full force and effect and will not terminate or be impaired by virtue of the transactions contemplated hereby, all premiums with respect thereto are currently paid, and each of the Company and the Company Subsidiaries are in compliance in all material respects with the terms thereof. There are no claims involving more than $25,000 in any individual circumstance or $100,000 in the aggregate pending under any of such insurance policies, no such claim has been made under any of such insurance policies in the last three (3) years, and the Company or, if applicable, a Company Subsidiary has timely provided notice of such claims to its respective insurers and the insurers have not issued any reservation of rights with respect to such claims.

SECTION 4.24 Books and Records. Each of the Company’s and the Company Subsidiaries’ minute books and other similar records contain complete and accurate records, in all material respects, of all actions taken at meetings of the Company’s or the Company Subsidiary’s stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. Each of the Company’s and the Company Subsidiaries’ minute books and other similar records have been maintained in accordance with reasonable and customary business practices. Section 4.24 of the Company Disclosure Schedule lists each of the Company’s and the Company Subsidiaries’ bank accounts and safe deposit boxes and the names of Persons having signature authority with respect thereto or access thereto.

SECTION 4.25 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the other documents and instruments contemplated hereby, will not: (i) contain any untrue statement of a material fact; or (ii) omit to state any material fact necessary in order to make the statements contained herein and therein (in the light of the circumstances under which such statements were made) not false or misleading.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 5.1 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of each of Parent and Merger Sub and by Parent as holder of all outstanding shares of common stock of Merger Sub, and no other corporate or other action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of Law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in an Action in equity or at Law).

SECTION 5.2 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, and has all requisite corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business as a foreign corporation, and is in good standing, under the Laws of each jurisdiction in which the character of its properties owned, operated or leased, or the nature of its activities, makes such qualification necessary, except in those jurisdictions where the failure to be so qualified or in good standing, when taken together with all other failures by Parent to be so qualified or in good standing, would not have a material adverse effect on the ability of Parent to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.3 Conflicts. Assuming all consents, approvals, authorizations, filings and notifications and other actions set forth in Section 5.4 have been obtained or made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, does not and will not (i) conflict with or result in a violation of the organizational documents of Parent or Merger Sub; (ii) conflict with or result in a violation of any Governmental Order or Law applicable to Parent or Merger Sub or their respective assets or properties; or (iii) result in a material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, or give rise to any rights of termination, amendment, modification, acceleration or cancellation of or loss of any benefit under, or result in the creation of any Encumbrance on any of the assets or properties of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party, or by which any of the assets or properties of Parent or Merger Sub is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 5.3, as would not have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.4 Governmental Consents, Approvals, Etc. Assuming the accuracy of the Company’s, the Equityholders and the Stockholders’ Agents’ representations and warranties contained herein and the representations and warranties of the Stockholders contained in the other agreements and documents contemplated hereby, no consent, waiver, approval, authorization, order or Permit of, or declaration, filing or registration with, or notification to, any Governmental Authority is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder, or the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, except (i) the filing of the Delaware Certificate of Merger pursuant to the DGCL; (ii) applicable requirements, if any, under the DGCL, federal or state securities or “blue sky” Laws or the Nasdaq National Market; (iii) as related to such filings as may be required under the HSR Act; and (iv) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not, when taken together with all other such failures by Parent and Merger Sub, have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement.

SECTION 5.5 Litigation and Governmental Orders. As of the date of this Agreement, (i) there are no Actions pending against Parent, Merger Sub or any other Parent Subsidiaries, or any of the assets or properties of Parent, Merger Sub or any Parent Subsidiaries, or any of the directors or officers of Parent, Merger Sub or any Parent Subsidiaries in their capacity as directors or officers of Parent, Merger Sub or any Parent Subsidiaries that would have a material adverse effect on the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement and (ii) Parent, Merger Sub and the Parent Subsidiaries and their respective assets and properties are not subject to any material Governmental Order that would prevent either Parent or Merger Sub from performing its respective obligations under this Agreement or consummating the transactions contemplated by this Agreement.

SECTION 5.6 Brokers. Neither Parent nor Merger Sub has entered into any contract or other arrangement or understanding (written or oral, express or implied), with any Person (including brokers, finders, investment bankers and the like) which may reasonably result in the obligation of Parent or Merger Sub to pay any fees or commissions to such Person as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS’ AGENTS

Each Stockholders’ Agent represents and warrants to Parent and Merger Sub, severally but not jointly, as follows:

SECTION 6.1 Authorization. Such Stockholders’ Agent has full legal capacity to enter into this Agreement and the other documents contemplated hereby to which he is a party, and to perform his obligations hereunder and thereunder. This Agreement and the other documents contemplated hereby to which such Stockholders’ Agent is a party have been or will be duly executed and delivered by such individual and constitute, or when executed and delivered will constitute, the valid and binding agreements of such Stockholders’ Agent, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy, and subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of Law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in an Action in equity or at Law).

ARTICLE VII.
ADDITIONAL AGREEMENTS

SECTION 7.1 Conduct of the Company Prior to the Effective Time.

(a) Unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed) and except as otherwise contemplated by this Agreement (including Section 8.2(m)(i)) or set forth in the Company Disclosure Schedule, during the period commencing with the execution and delivery of this Agreement and terminating upon the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 9.1 (the “Pre-Closing Period”), each of the Company and the Company Subsidiaries shall conduct the Business in the usual, regular and ordinary course to the end that the goodwill and ongoing Business shall not be impaired to the extent that there would be a Material Adverse Effect, provided that the Company shall be permitted to take, in good faith, any actions that are reasonably necessary to complete the audit of the Audited Company Financial Statements (2009).

(b) Except as otherwise contemplated by this Agreement or set forth in the Company Disclosure Schedule, during the Pre-Closing Period, neither the Company nor any Company Subsidiary shall do or cause to be done any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) issue or amend the terms of (A) any Company Capital Stock or the capital stock of a Company Subsidiary, except upon the exercise of Company Options or Company Warrants outstanding on the date of this Agreement or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company or a Company Subsidiary to issue, deliver or sell any Company Capital Stock or the capital stock of a Company Subsidiary;

(ii) create any Encumbrance on any assets or properties (whether tangible or intangible) of the Company or a Company Subsidiary, other than (y) Permitted Encumbrances; and (z) Encumbrances on assets or properties having an aggregate value not in excess of $50,000;

(iii) incur any Liabilities other than (A) Liabilities having an aggregate value outstanding at any particular time not in excess of $50,000 or (B) Liabilities incurred in the ordinary course of business;

(iv) sell, assign, transfer, lease, license or otherwise dispose of, or agree to sell, assign, transfer, lease, license or otherwise dispose of, any of the material fixed assets of the Company or a Company Subsidiary having a value, in any individual case, in excess of $50,000;

(v) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(vi) (A) enter into or amend any employment, consulting, deferred compensation, severance or similar agreement or Company Benefit Plan (other than to reflect changes in Law and plan administration or as required by the terms of such agreement, Company Benefit Plan or this Agreement); (B) increase the compensation payable, or to become payable, by the Company or a Company Subsidiary to directors or officers of the Company or a Company Subsidiary; (C) except for the amounts set forth in Section 4.16(h) with respect to accrued bonuses, pay or make provision for the payment of any bonus, stock option, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any Company Employee, or any director or officer of the Company or a Company Subsidiary; or (D) increase the coverage or benefits available under any Company Benefit Plan, in the case other than agreements, amendments, increases, payments or provisions which (i) are in normal amounts and are made in the ordinary course of business consistent with past practice, (ii) are made pursuant to a contractual obligation disclosed on the Company Disclosure Schedule or (iii) are required by applicable Law;

(vii) change any method of financial or Tax accounting or financial or Tax accounting practice used by the Company or a Company Subsidiary, other than such changes required by GAAP, Tax-related Law or to complete and deliver the Audited Company Financial Statements (2009), as applicable;

(viii) amend the Company Certificate of Incorporation or Company Bylaws, or amend a Company Subsidiary’s articles or certificate of incorporation, bylaws or other primary charter and organizational documents, except as may be required to give effect to the Merger and the distribution of consideration received hereunder;

(ix) declare, set aside or pay any dividend or distribution or other capital return in respect of any shares of Company Capital Stock or the capital stock of a Company Subsidiary, or redeem, purchase or acquire any shares of Company Capital Stock Company or the capital stock of a Company Subsidiary (except in connection with the repurchase of any Company Capital Stock in accordance with the terms of any agreements entered into with Company Employees or consultants to the Company or a Company Subsidiary);

(x) enter into any Contract with Company Related Parties;

(xi) release, assign, settle, or compromise any Liability related to Tax, or waive any statute of limitations for any Tax claim or assessment; or

(xii) enter into any agreement to take, or cause to be taken, any of the actions set forth in this Section 7.1(b).

SECTION 7.2 Access to Information. Subject to the terms of the Confidentiality Agreement, during the Pre-Closing Period, upon reasonable notice and during normal business hours, the Company shall, and shall cause each Company representative to, (i) afford the officers, employees and authorized agents and representatives of Parent reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries and (ii) furnish to the officers, employees and authorized agents and representatives of Parent such additional financial and operating data and other information regarding the Business and assets and properties of the Company or a Company Subsidiary as Parent may from time to time reasonably request in order to assist Parent in fulfilling its obligations under this Agreement and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Parent shall not interfere with any of the operations or business activities of the Company or a Company Subsidiary. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any party or contravene any Law or binding agreement entered into prior to the date of this Agreement.

SECTION 7.3 Confidentiality. Each of Parent, Merger Sub and the Company hereby agree to be bound by and comply with the Confidentiality Agreement, which is incorporated into this Agreement by reference and which shall continue in full force and effect until the Closing. The Confidentiality Agreement shall govern, among other things, the existence of this Agreement, the terms of this Agreement, the prospective Merger and other transactions contemplated by this Agreement, the identity of Parent as a prospective acquirer of the Company, the identity of the Company as a prospective target of an acquisition, information obtained by Parent or Merger Sub, or their respective officers, employees, agents or representatives, during any investigation conducted pursuant to Section 7.2, and information obtained by Parent, Merger Sub or the Company in connection with the negotiation and execution of this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary in the foregoing, the Company shall be permitted to make such disclosures as are reasonably required in order to solicit and receive the Company Required Stockholder Vote and any other required Stockholder approvals of the Merger or the distribution of consideration received hereunder (including any Stockholder votes contemplated by Section 7.10).

Subject to the provisions below regarding confidentiality, after the Closing, upon reasonable notice and during normal business hours, the Company shall, and shall cause each Company representative to, (i) afford the Stockholders’ Agents and their accountants and attorneys (the “Equityholders’ Representatives”) reasonable access to the offices, properties, books and records of the Company and the Company Subsidiaries, in each case for the periods prior to Closing, and (ii) furnish to the Equityholders’ Representatives such additional financial and operating data and other information regarding the assets, properties and Business of the Company and the Company Subsidiaries, in each case for the periods prior to Closing, as the Equityholders’ Representatives may from time to time reasonably request in order to assist the Stockholders’ Agents in fulfilling their obligations under this Agreement (including any defending against or pursuing Actions pursuant to this Agreement) and in filing any and all necessary tax returns or filings with applicable Governmental Authorities or any proceeding or contest, and to facilitate the consummation of the transactions contemplated by this Agreement; provided, however, that Equityholders’ Representatives shall not interfere with any of the operations or business activities of the Company or a Company Subsidiary. Notwithstanding the foregoing, the Company shall not be required to provide access to or disclose information where such access or disclosure would waive the attorney-client privilege of any party or contravene any Law or binding agreement entered into prior to the date of this Agreement. Except for the purpose of assisting the Stockholders’ Agents in fulfilling their obligations under this Agreement, filing any and all necessary Tax Returns or filings with applicable Governmental Authorities or any proceeding or contest, and facilitating the consummation of the transactions contemplated by this Agreement, neither the Stockholders’ Agents nor the Equityholders’ Representatives will, at any time, directly or indirectly (i) make use of any of the information described in this Section 7.3 or (ii) disclose any of the information described in this Section 7.3 to any other Person, except to Equityholders in connection with performing its obligations under this Agreement. The Equityholders will be liable and responsible for any breach of the previous sentence by any of the Equityholders’ Representatives. The confidentiality provisions of this paragraph shall not apply to (i) information that is publicly available and was made public without breach of this Agreement or (ii) information that is required to be disclosed by court order or by order of a Governmental Authority. The confidentiality provisions of this paragraph shall survive the Closing.

SECTION 7.4 Efforts; Consents; Regulatory and Other Authorizations.(a) Each party to this Agreement shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all authorizations, consents, orders and approvals of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, including those consents set forth in the Company Disclosure Schedule; (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to this Agreement to consummate the transactions contemplated by this Agreement; and (iv) fulfill all conditions to such party’s obligations under this Agreement. Each party to this Agreement shall cooperate fully with the other parties to this Agreement in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, in connection with obtaining such consents from third parties, no party to this Agreement shall be required to make payments, commence an Action or agree to modifications of the terms and conditions of any agreements with third parties outside of the ordinary course of business, and no such modifications shall be made to any Contract of the Company or a Company Subsidiary without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), or to take any action that is reasonably likely to have a Material Adverse Effect or a material adverse effect on the business or assets of Parent. The parties to this Agreement shall not take any action that is reasonably likely to have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

(b) Promptly following the Company’s receipt of the consent of the Stockholders effecting the Company Required Stockholder Vote (the “Merger Consent”) in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws, the Company (i) shall provide an executed copy of the Merger Consent to Parent and (ii) shall provide notice, in accordance with the DGCL, to the taking of the actions described therein to all Stockholders not executing the Merger Consent. Notwithstanding anything foregoing to the contrary, execution and delivery of the Merger Consent shall not restrict the ability of the board of directors of the Company thereafter to terminate this Agreement in accordance with Section 9.1 hereof or to cause the Company to enter into an amendment to this Agreement pursuant to Section 11.9 hereof to the extent permitted by the DGCL.

SECTION 7.5 Further Action. Subject to the terms and conditions provided in this Agreement, each of the parties to this Agreement shall use its commercially reasonable efforts to deliver, or cause to be delivered, such further certificates, instruments and other documents, and to take, or cause to be taken, such further actions, as may be necessary, proper or advisable under applicable Law to consummate and make effective the provisions of and the transactions contemplated by this Agreement.

SECTION 7.6 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of six (6) years following the Effective Time, Parent shall maintain, or shall cause the Surviving Corporation for itself to maintain, in effect a directors’ and officers’ liability insurance policy covering those Persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (copies of which have been heretofore delivered by the Company to Parent and its agents and representatives) with coverage in amount and scope at least as favorable as the Company’s existing coverage; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage, and if such premium would at any time exceed two hundred fifty percent (250%) of such amount, then Parent or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to two hundred fifty percent (250%) of such amount; and provided, further, that this Section 7.6(a) shall be deemed to have been satisfied if a prepaid policy or policies (i.e., “tail coverage”) have been obtained by the Company which policy or policies provide such directors and officers with the coverage described in this Section 7.6(a) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Closing Date, including with respect to the transactions contemplated by this Agreement.

(b) The terms and provisions of this Section 7.6 are intended to be in addition to the rights otherwise available to each present and former director or officer of the Company (collectively, the “Company Indemnified Parties”) by applicable Law, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the Company Indemnified Parties and their respective heirs and representatives, each of whom is an intended third party beneficiary of this Section 7.6. For a period of six (6) years following the Effective Time, neither Parent nor the Surviving Corporation shall amend or restate the Surviving Corporation’s certificate or incorporation or bylaws if such amendment or restatement would diminish the Surviving Corporation’s obligation to indemnify each director or officer (whether current or former) of the Surviving Corporation for actions taken by such director or officer prior to the Effective Time.

SECTION 7.7 Employee Benefit Matters.

(a) From and after the Closing, Parent shall cause the Surviving Corporation to comply in all respects with the WARN Act and any other applicable Law relating to employee terminations or plant or facilities closings (or other similar events requiring similar notice to employees), including providing any required notices and complying with any required waiting periods.

(b) As contemplated by Section 8.2(i) of this Agreement, at the request of Parent, the Company will terminate the Company 401(k) Plan on the day prior to the date that includes the Effective Time. Parent shall allow each full-time Company Employee to participate in the Parent 401(k) Plan as soon as practical following the Effective Time provided that such Company Employee (i) is employed in the United States, (ii) was a Company Employee immediately before the Effective Time, and (iii) is eligible to participate in the Parent 401(k) Plan. To the extent that Parent 401(k) Plan accepts rollover contributions from the Company 401(k) Plan by such Company Employees (including rollovers of any promissory notes and security agreements evidencing any outstanding plan loans under the Company 401(k) Plan as of the Effective Time) in such a manner that such Company Employees will not be deemed to have received a taxable distribution of their account balances under the Company 401(k) Plan, the Parent 401(k) Plan shall accept such rollover contributions. Parent shall indemnify and hold harmless the Equityholders, all officers, directors and employees of the Company, and all fiduciaries of the Company 401(k) Plan (including the trustees of the Company 401(k) Plan) from any and all claims or Liabilities solely related to the early termination of the Company 401(k) Plan as contemplated by Section 8.2(i), provided that Parent’s indemnification obligation shall not apply to any claims or Liabilities arising out of or related to any breach or inaccuracy of a representation or warranty contained in Section 4.16 or any claims or Liabilities that existed prior to the termination of the Company 401(k) Plan.

(c) From and after the Effective Time, in accordance with Article X, the Equityholders covenant that they shall indemnify the Parent (out of the Indemnity Fund (Primary)) for any breaches of or inaccuracies in the representations and warranties contained in Section 4.16 related to the Company Benefit Plans.

(d) Parent shall be responsible for any costs or expenses associated with the termination of the Company 401(k) Plan, including costs relating to filings Parent determines to be made with the Department of Labor, IRS and Pension Benefit Guaranty Corporation.

(e) Parent shall be responsible for all costs and expenses, including severance payments and post-termination benefits, in connection with the termination of employment, which termination occurs at or following the Effective Time, of any Company Employee, including severance payments and post-termination benefits pursuant to those agreements listed in Section 4.15(a)(iii) of the Company Disclosure Schedule.

SECTION 7.8 Transfer Taxes. All Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement shall be borne equally by Parent, on the one hand, and the Equityholders (in accordance with their respective Pro Rata Shares with the Equityholders’ portion payable from the Indemnity Escrow Fund (Primary)), on the other hand.

SECTION 7.9 Disclosure Schedules; Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall promptly supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Company Disclosure Schedule pursuant to this Agreement that would (i) render any of the Company’s representations or warranties in this Agreement that are qualified as to materiality inaccurate or incomplete in any respect or (ii) would render any of the Company’s other representations or warranties in this Agreement inaccurate or incomplete in any material respect, except to the extent such representations and warranties are specifically made as of a particular date (in which case this Section 7.9 shall apply with respect to inaccuracy or incompletion as of such date); provided, however, that no such supplements or amendments to the Company Disclosure Schedule shall (i) avoid or cure any misrepresentation or breach of warranty, (ii) amend or otherwise modify the Company Disclosure Schedule delivered on the date hereof or the representations and warranties of the Company contained herein with respect to the representations and warranties of the Company as of the date hereof or (iii) otherwise have any effect on the satisfaction of the conditions to Parent’s and Merger Sub’s obligations to close hereunder. Each of Parent and Merger Sub acknowledges and agrees that (i) the truth and accuracy of the Company Disclosure Schedule delivered contemporaneously with the execution and delivery of this Agreement shall be determined as of the date of this Agreement and (ii) the truth and accuracy of the Company Disclosure Schedule delivered contemporaneously with the Closing shall be determined as of the Closing Date, except, in each case, to the extent that a section of the Company Disclosure Schedule relates to a representation or warranty that is specifically made as of particular date, in which case the truth and accuracy of such section shall be determined as of such date.

SECTION 7.10 280G Covenant. Prior to the Closing, the Company shall submit to a stockholder vote the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder to the extent any such stockholder approval can establish the “disqualified individual’s” right to the payment, benefit or other compensation. If any stockholder vote is taken pursuant to the immediately preceding sentence, then before the Closing, the Company shall provide adequate disclosure to all stockholders of all material facts concerning all payments that, but for such stockholder vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the Treasury Regulations promulgated thereunder.

SECTION 7.11 Exclusivity.

(a) Until the earlier of (i) August 25, 2010, (ii) the termination of this Agreement in accordance with the terms hereof, or (iii) the Closing (such period being referred to as the “Exclusivity Period”), neither the Company nor any Company Subsidiary shall, or shall permit any of their respective officers, directors, Company Employees, representatives, agents or Affiliates to, directly or indirectly:

(A) enter into any written or oral agreement or understanding with any Person (other than Parent) regarding the sale (whether by sale of stock, merger, business combination, consolidation, sale of assets, recapitalization, share exchange or other disposition) of all or any part of the Company or a Company Subsidiary or any material portion of the Company’s or a Company Subsidiary’s assets or issued or unissued capital stock (“Another Transaction”);

(B) consummate Another Transaction with any Person (other than Parent);

(B) solicit any Person (other than Parent) regarding the possibility of Another Transaction;

(C) enter into or continue negotiations or discussions with any Person (other than Parent) regarding the possibility of Another Transaction;

(D) except as otherwise required by Law, order of a Governmental Authority or similar compulsion, provide any nonpublic financial or other confidential or proprietary information regarding the Company or a Company Subsidiary (including this Agreement or the transactions contemplated hereunder) to any Person (other than Parent) whom the Company, a Company Subsidiary or any Affiliate of the Company or a Company Subsidiary knows, or has substantial reason to believe, would have any interest in participating in Another Transaction.

(b) If the Company or a Company Subsidiary receives any proposal, offer or written or oral inquiry regarding the possibility of Another Transaction or otherwise of the nature described in paragraph (a) above, the Company shall, within two Business Days after such receipt, notify Parent of such inquiry, proposal or offer, which notification shall, to the extent not limited by applicable confidentiality obligations, include the identity of the other party, the terms of such inquiry, proposal or offer, and any written correspondence related thereto, provided that neither the Company nor any Company Subsidiary shall enter into any such confidentiality obligations in connection with any such inquiry, proposal or offer.

(c) During the Exclusivity Period, Parent shall not enter into or continue negotiations or discussions with any Person (other than the Company) who provides a virtual collaboration platform regarding the sale (whether by sale of stock, merger, business combination, consolidation, sale of assets, recapitalization, share exchange or other disposition) of all or any part of such Person or its Subsidiaries or any material portion of its or their assets or issued or unissued capital stock (“Another Parent Transaction”) for the purpose of using the possibility of Another Parent Transaction as leverage against the Company in connection with this Agreement.

ARTICLE VIII.
CONDITIONS TO CLOSING

SECTION 8.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as though then made (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the part of Parent or Merger Sub to consummate the transactions contemplated hereby; and (ii) the covenants and agreements set forth in this Agreement to be performed or complied with by Parent and Merger Sub at or prior to the Effective Time shall have been performed or complied with.

(b) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other material transactions contemplated by this Agreement.

(c) HSR Act. The waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(d) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(e) Opinion of Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP, transaction counsel to Parent, shall have delivered an opinion to the effect set forth in Exhibit C.

(f) No Material Adverse Effect. Since March 31, 2010, there shall not have occurred any change, effect or circumstance that, individually or in the aggregate, materially and adversely affects the ability of Parent or Merger Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby.

(g) No Litigation. There are no Actions pending against Parent, any of the assets or properties of Parent, or any of the directors or officers of Parent in their capacity as directors or officers of Parent that could reasonably be expected to materially and adversely affect the ability of Parent or Merger Sub to perform their obligations hereunder or to consummate the transactions contemplated hereby.

(h) Officer’s Certificate. Company shall have received (i) an officer’s certificate of Parent, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1(a), (c), (f) and (g) and (ii) an officer’s certificate of Merger Sub, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1(a), (c), (f) and (g).

SECTION 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction, fulfillment or written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations. The representations and warranties of the Company and the Stockholders’ Agents set forth herein (i) shall have been true and correct in all respects at and as of the date of this Agreement and (ii) shall be true and correct in all respects at and as of the Closing Date as though then made, in each case except where the failure of such representations and warranties to be true and correct does not, and would not, constitute individually or in the aggregate, a Material Adverse Effect. For purposes of determining the truthfulness and correctness of such representations and warranties, (i) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) Performance of Covenants. The covenants and agreements set forth in this Agreement to be performed or complied with by the Company or a Company Subsidiary at or prior to the Closing shall have been performed or complied with.

(c) Governmental and Other Consents.

(i) Governmental Consents. All filings with and consents, approvals, or authorizations of any Governmental Authority required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or competition Law (including the HSR Act), regulation or other Law shall have expired or been terminated.

(ii) Other Consents. The consents, waivers, approvals, authorizations, orders, declarations, filings, registrations and notifications with respect to the Contracts identified in Sections 4.15(a)(x) and (xi) of the Company Disclosure Schedule shall have been received from, or made to, the relevant parties to such Contracts and shall be in full force and effect. All other consents, waivers, approvals, authorizations, orders, declarations, filings, registrations and notifications required to be made or obtained in connection with the Merger and the other transactions contemplated by this Agreement shall have been received from, or made to, the relevant third parties (other than Governmental Authorities) and shall be in full force and effect.

(d) No Material Adverse Effect. Since the March 31, 2010, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

(e) Stockholder Approval; Dissenting Shares. This Agreement, the Merger and the other transactions contemplated hereby shall have been approved by the Company Required Stockholder Vote. The number of Dissenting Shares shall not exceed 5% of the aggregate number of shares of Company Capital Stock (on an as-converted to Common Stock basis) that are issued and outstanding immediately prior to the Closing.

(f) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the Merger or any of the other material transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement.

(g) No Litigation. There are no Actions (i) pending against the Company or a Company Subsidiary, any of the assets or properties of the Company or a Company Subsidiary, or any of the directors or officers of the Company or a Company Subsidiary in their capacity as directors or officers of the Company or a Company Subsidiary that could reasonably be expected to have a Material Adverse Effect or (ii) that seek to enjoin, or obtain Damages with respect to, the consummation of the transactions contemplated hereby.

(h) Termination of Rights and Certain Securities. Any registration rights, rights of refusal, voting rights, stockholders’ agreement or other rights relating to any equity security of the Company or a Company Subsidiary shall have been terminated, waived or satisfied.

(i) Termination of 401(k) Plan; Replacement of Trustees. Parent shall have received reasonably satisfactory evidence that (i) the Company’s board of directors duly adopted resolutions to terminate the Company 401(k) Plan at least one day prior to the Effective Time and (ii) the existing trustees of the Company 401(k) Plan have resigned or been removed as of such date of termination.

(j) Termination of Company Options and Company Option Plan. Parent shall have received reasonably satisfactory evidence that all Company Options and the Company Option Plan will terminate and be cancelled before or at the Effective Time in exchange for the consideration to be delivered pursuant to Section 2.7(a), if any.

(k) Termination of Company Warrants. Parent shall have received reasonably satisfactory evidence that all Company Warrants will terminate and be cancelled before or at the Effective Time in exchange for the consideration to be delivered pursuant to Section 2.7(b), if any.

(l) Consent of Independent Public Accounting Firm. Parent will have received reasonable assurances from the Company’s independent public accounting firm that such firm will consent to Parent’s inclusion of such firm’s reports relating to the Audited Company Financial Statements (2007 and 2008) and Audited Company Financial Statements (2009) in Parent’s filings under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and in each case the rules and regulations promulgated thereunder.

(m) Agreements and Documents.

(i) Audited Company Financial Statements (2009). The Company shall have prepared, or caused to be prepared, and delivered to Parent the Audited Company Financial Statements (2009) and a standard unqualified opinion (without any explanatory paragraphs) of the Company’s independent public accounting firm relating thereto.

(ii) Officer’s Certificate. Parent shall have received an officer’s certificate of the Company, dated as of the Closing Date, certifying as to the matters set forth in Sections 8.2(b), (c), (d) (e), (f), (g), (h) and (i).

(iii) Escrow Agreement. The Stockholders’ Agents and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(iv) Opinion of Choate Hall & Stewart LLP. Choate Hall & Stewart LLP, counsel to the Company, shall have delivered to Parent and Merger Sub an opinion to the effect set forth in Exhibit D as may be revised to be reasonably acceptable to Parent.

(v) Payment of Transaction Expenses and Company Debt. Parent shall have received “pay-off” letters or other reasonably satisfactory documentation regarding the payment in full of (i) the material Company Transaction Expenses and (ii) the Company Debt.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, and such Governmental Order shall have become final and unappealable; provided, however, that the terms of this Section 9.1(b) shall not be available to any party unless such party shall have used commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger or other transaction contemplated by this Agreement to which such Governmental Order relates;

(c) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the other party shall have breached any of its representations, warranties, covenants or obligations contained in this Agreement that would give rise to a failure of any condition precedent set forth in Article VIII and such breach cannot be and has not been cured within fifteen (15) days after the giving of notice by the party seeking to terminate this Agreement pursuant to this Section 9.1(c), provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; and

(d) by either the Company, on the one hand, or Parent and Merger Sub, on the other hand, by written notice to the other party if the Merger shall not have been consummated on or before September 30, 2010, unless the failure to consummate the Merger on or prior to such date is the result of any breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.1(d).

SECTION 9.2 Effect of Termination. In the event of termination of this Agreement and abandonment of the Merger and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement; provided, however, that notwithstanding the foregoing, nothing contained in this Agreement shall relieve any party to this Agreement from any Liability resulting from or arising out of any breach of any representation, warranty, agreement or covenant hereunder; and provided, further, that notwithstanding the foregoing, the terms of Section 7.3, this Section 9.2 and Article XI shall remain in full force and effect and shall survive any termination of this Agreement, whether in accordance with Section 9.1 or otherwise.

ARTICLE X.
SURVIVAL AND INDEMNIFICATION

SECTION 10.1 Survival of Representations and Warranties(a) .

(a) General. Subject to Sections 10.1(b), Section 10.1(c) and Section 10.1(d), the representations and warranties made by the Company or the Stockholders’ Agents in this Agreement shall survive the Closing and shall expire on the date (the “Expiration Date”) that is 12 months after the Closing Date; provided that if, at any time prior to the Expiration Date, Parent (acting in good faith) delivers to the Stockholders’ Agents a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company or the Stockholders’ Agents and asserting a claim for recovery under this Article X based on such alleged inaccuracy or breach, which notice shall include detail reasonably sufficient (to the extent known by Parent) for the Stockholders’ Agents to determine the purported factual and legal basis for such claim, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) Tax Representations. Subject to Section 10.1(d), the representations and warranties made by the Company in Section 4.9 (Tax Matters) (the “Tax Representations”) shall survive the Closing for a period equal to the applicable statute of limitations and any extensions thereof plus six months (the “Tax Expiration Date”), provided that if, at any time prior to the Tax Expiration Date, Parent (acting in good faith) delivers to the Stockholders’ Agents a written notice alleging the existence of an inaccuracy in or a breach of any Tax Representation and asserting a claim for recovery under this Article X based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Tax Expiration Date until such time as such claim is fully and finally resolved.

(c) Certain Other Representations. The representations and warranties made by the Company in Sections 4.1 (Power and Authority; Authorization; Execution and Delivery; Binding Obligation), 4.2 (Organization; Company Subsidiaries), and 4.3 (Company Capital Stock) (collectively, the “Specified Representations”) shall survive the Closing indefinitely.

(d) Gross Negligence, Willful Misconduct and Fraud. The limitations set forth in this Article X shall not apply in the case of claims based upon the Company’s, the Stockholders’ Agents’, or their respective Affiliate’s gross negligence, willful misconduct or fraud.

(e) Parent and Merger Sub. The representations and warranties made by Parent and Merger Sub in this Agreement shall survive the Closing and shall expire on the date that is 12 months after the Closing Date, and any Liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease. The limitation set forth in this Section 10.1(e) shall not apply in the case of claims based upon Parent’s, Merger Sub’s, or their respective Affiliate’s gross negligence, willful misconduct, criminal activity, intentional misrepresentation or fraud.

SECTION 10.2 Indemnification.

(a) By the Company or the Equityholders. From and after the Effective Time, each Equityholder, severally (based on its Pro Rata Share) but not jointly, shall hold harmless and indemnify the Buyer Parties and, to the extent named in any Action, their respective officers, directors, affiliates, employees, agents, representatives and Subsidiaries (each a “Buyer Indemnified Party”) from and against all Damages incurred or suffered by the Buyer Indemnified Parties, or any of them, directly or indirectly arising out of, resulting from or in connection with:

(i) any breach or inaccuracy of any representation or warranty of the Company or the Stockholders’ Agents contained in this Agreement;

(ii) any failure by the Company, the Equityholders or the Stockholders’ Agents to perform or comply with any covenant or agreement applicable to it contained in this Agreement;

(iii) any amounts of Company Transaction Expenses, Company Debt, Company Employee Transition Bonuses or Company Payments Pursuant to Special Incentive Plan in excess of the amounts deducted from the Preliminary Merger Consideration to determine the Closing Merger Consideration (to the extent such excess amounts were not, and will not be, deducted in determining the Final Net Working Capital);

(v) the exercise by any Equityholder of such Equityholder’s appraisal rights under the DGCL for any amount in excess of what would otherwise be payable by Parent to such Equityholder in accordance with Section 2.6 or Section 2.7, as applicable;

(vi) any fees or disbursements of the Independent Accounting Firm payable by the Equityholders to the extent not paid or deemed paid pursuant to Section 2.9(b); and

(vii) the additional amount equal to the shortfall in the Working Capital Escrow Fund, if the Final Net Working Capital is less than the Estimated Net Working Capital by more than the value of the Working Capital Escrow Fund.

(b) By Parent. From and after the Effective Time, Parent shall hold harmless and indemnify each Equityholder from and against all Damages incurred or suffered by such Equityholder directly or indirectly arising out of, resulting from or connected with (i) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement; or (ii) any failure by Parent or Merger Sub to perform or comply with any covenant or agreement applicable to it contained in this Agreement.

(c) Procedure. Subject to the limitations contained in this Article X:

(i) Any Person seeking to be indemnified pursuant to this Article X (the “Indemnitee”) shall deliver to the Person from whom indemnification is sought (the “Indemnitor”) (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) a written notice (the “Indemnification Notice”) asserting that the Indemnitee is entitled to such indemnification. The Indemnification Notice shall include detail reasonably sufficient (to the extent known by the Indemnitee) for the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) to determine the purported factual and legal basis for the Indemnitee’s claim for indemnification and the amount of Damages or anticipated Damages for which the Indemnitee seeks indemnification (to the extent known by the Indemnitee).

(ii) Within thirty (30) days after receipt of the Indemnification Notice (the “Indemnification Objection Period”), the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders), by written notice to the Indemnitee (or, if the Equityholders are the Indemnitee, then the Stockholders’ Agents acting on behalf of the Equityholders), shall accept or object to the Indemnitee’s claim for Indemnification as set forth in the Indemnification Notice, setting forth in such notice the Indemnitor’s objection, if any (or, if the Equityholders are the Indemnitor, then the objection, if any, of the Stockholders’ Agents acting on behalf of the Equityholders) in reasonable detail, specifying the basis for such objection and the amount in dispute (the “Indemnification Notice of Objection”).

(iii) If the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) do not send an Indemnification Notice of Objection to the Indemnitee (or, if the Equityholders are the Indemnitee, then to Stockholders’ Agents acting on behalf of the Equityholders) within the Indemnification Objection Period, then the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) shall be deemed to have accepted the Indemnitee’s claim for Indemnification. If the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) accept the Indemnitee’s claim for Indemnification, then:

(A) If the Indemnitee is a Buyer Indemnified Party, then it shall promptly receive payment with respect to its claim for indemnification in accordance with Section 10.4(a).

(B) If the Indemnitees are Equityholders, then the Equityholders shall promptly receive payment with respect to their claim for indemnification.

(iv) If the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) send an Indemnification Notice of Objection to the Indemnitee (or, if the Equityholders are the Indemnitee, then the Stockholders’ Agents acting on behalf of the Equityholders) within the Indemnification Objection Period, then:

(A) If the Indemnitee is a Buyer Indemnified Party, then such Buyer Party shall promptly receive payment with respect to the net undisputed amount in accordance with Section 10.4(a).

(B) If the Equityholders are the Indemnitees, then the Equityholders shall promptly receive payment of the net undisputed amount.

(C) During the first thirty (30) days following the date upon which the Indemnitee (or, if the Equityholders are the Indemnitee, then the Stockholders’ Agents acting on behalf of the Equityholders) receive the Indemnification Notice of Objection, the Indemnitee (or, if the Equityholders are the Indemnitee, then the Stockholders’ Agents acting on behalf of the Equityholders) and the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) shall attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Indemnification Notice of Objection. If at the end of such thirty (30) day period all disputed items are not resolved, then the remaining disputed items shall be submitted for resolution in accordance with Section 11.10.

(d) Determination of Damages. For the purpose of this Article X, when determining the amount of Damages suffered as a result of any breach or inaccuracy of a representation or warranty, or any failure to perform or comply with any covenant or agreement, any representation, warranty, covenant or agreement given or made by the Company or the Equityholders that is qualified or limited in scope as to materiality or Material Adverse Effect shall be deemed to be made or given without such qualification or limitation.

(e) Disregarded Information in Company Disclosure Schedule. Notwithstanding anything to the contrary contained herein, all exceptions, qualifications and other information set forth in those sections of the Company Disclosure Schedule that are referred to in Schedule 10.2(e) attached hereto shall be disregarded in determining (i) whether there has been a breach or inaccuracy of a representation or warranty made by the Company in Article IV of this Agreement, (ii) the Damages incurred or suffered by the Buyer Indemnified Parties, or any of them, directly or indirectly arising out of, resulting from or in connection with such breach or inaccuracy, and (iii) whether the Buyer Parties are entitled to indemnification pursuant to this Article X. In addition, notwithstanding anything to the contrary contained herein, Section 10.4(c) shall not apply to any such breach or inaccuracy to the extent set forth in Schedule 10.2(e).

SECTION 10.3 Defense of Third Party Actions and Indemnification Relating Thereto.

(a) Upon receipt by an Indemnitee of notice of any actual or possible Action that has been or may be brought or asserted by a third party against such Indemnitee and that may be subject to indemnification hereunder (a “Third Party Action”), the Indemnitee (or, if all of the Equityholders are the Indemnitee, then the Stockholders’ Agents acting on behalf of the Equityholders) shall promptly give notice of such Third Party Action (a “Third Party Action Notice”) to the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) indicating the nature of such Third Party Action, the stated basis therefor, reasonable detail to allow the assessment thereof, and the amount of Damages claimed thereunder, in each case to the extent known by the Indemnitee.

(b) The Buyer Parties shall defend such Third Party Action but shall not enter into any settlement of such Third Party Action unless such settlement is approved in writing by the Stockholders’ Agents (which approval may not be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Article X (including Section 10.4(c)), all fees, costs and expenses (including legal, accounting, consulting, court and arbitration fees, costs and expenses) incurred by the Buyer Parties in connection with investigating or defending against such Third Party Action (“Expense Amount”) shall be indemnifiable and paid to the Buyer Parties from (i) the Indemnity Escrow Fund (Primary) and (ii) if such Third Party Action relates to a representation or warranty contained in Section 4.14 of the Merger Agreement, a Specified Representation, or a matter described in Section 10.1(b) or Section 10.1(d) of the Merger Agreement and no cash remains in the Indemnity Escrow Fund (Primary), from the Indemnity Escrow Fund (Secondary), in each case without regard to whether Stockholders’ Agent objects to or disputes the payment of all or a portion of the Expense Amount. If the Stockholders’ Agent objects to or disputes such payment, then the objection or dispute shall be resolved as provided in Section 11.10 and, if the arbitrator or court, as applicable, finally determines that the Buyer Parties were not entitled to receive all or a portion of such payment, then the Buyer Parties shall deliver to Escrow Agent the portion of the payment that they were not entitled to receive.

(c) The Stockholders’ Agents shall be entitled to retain separate or additional counsel to act on behalf of the Equityholders and to participate in the defense of such Third Party Action if and only if (i) the named parties to such Third Party Action include a Buyer Party and an Equityholder, (ii) the Stockholders’ Agents have been advised by their counsel that representation of the named parties by the same counsel would be inappropriate due to the actual or potential differing interest between them and (iii) the Stockholders’ Agents pay the fees and disbursements of such counsel. The Stockholders’ Agents shall be entitled to reimbursement, from the Indemnity Escrow Fund or the Equityholders (based on their Pro Rata Share), of the reasonable out-of-pocket and documented fees and disbursements of such counsel, as well as for any other costs and expenses incurred by the Stockholders’ Agents in connection with their performance of their duties hereunder.

(d) If the Indemnitor (or, if the Equityholders are the Indemnitor, then the Stockholders’ Agents acting on behalf of the Equityholders) dispute the right of the Indemnitee to indemnification under this Article X with respect to such Third Party Action, then the amount of Damages incurred by the Indemnitee in connection with such Third Party Action, and the Indemnitee’s right to indemnification under this Article X with respect thereto, shall be resolved by binding arbitration pursuant to Section 11.10.

SECTION 10.4 Limitation on Indemnification. Notwithstanding Sections 10.2 and 10.3:

(a) Recourse to Indemnity Escrow Fund.

(i) Any amounts payable by the Equityholders to a Buyer Party pursuant to this Article X shall be paid solely from the Indemnity Escrow Fund (Primary) in accordance with the terms of the Escrow Agreement until it is depleted or terminates.

(ii) Notwithstanding Section 10.4(a)(i), and subject to Section 10.4(d), any amounts payable by the Equityholders to a Buyer Party pursuant to this Article X that relate to a breach or inaccuracy of representation or warranty contained in Section 4.14 (Intellectual Property Rights) shall be paid (i) solely from the Indemnity Escrow Fund (Primary) until it is depleted or terminates and (ii) thereafter, solely from the Indemnity Escrow Fund (Secondary) until it is depleted or terminates, in each case in accordance with the terms of the Escrow Agreement.

(iii) Notwithstanding Section 10.4(a)(i), any amounts payable by the Equityholders to a Buyer Party pursuant to this Article X that relate to a breach or inaccuracy of a Specified Representation or any matter described in Section 10.1(b) or Section 10.1(d) shall be paid (i) solely from the Indemnity Escrow Fund (Primary) in accordance with the terms of the Escrow Agreement until it is depleted or terminates, and (ii) thereafter, solely from the Indemnity Escrow Fund (Secondary) in accordance with the terms of the Escrow Agreement until it is depleted or terminates, and (iii) thereafter, by recourse to the Equityholders, severally (based upon their respective Pro Rata Shares), and not jointly, and the Equityholders shall promptly pay same; provided, however, that in no event shall an Equityholder be obligated under this Section 10.4(a)(iii) to pay more than the aggregate consideration received by such Equityholder pursuant to this Agreement.

(b) Insurance Coverage. Notwithstanding anything to the contrary contained herein, for purposes of computing the amount of any Damages incurred by any Buyer Party under this Article X, there shall be deducted the amount of any insurance proceeds received by such Buyer Party in connection with such Damages (it being understood that such Buyer Party shall use commercially reasonable efforts to obtain such proceeds).

(c) Basket. The indemnification provided for in Section 10.2(a)(i) shall not apply except to the extent that the aggregate Damages against which the Buyer Parties would otherwise be entitled to be indemnified under this Article X exceeds Seventy-Five Thousand Dollars ($75,000), in which event the Buyer Parties shall be entitled to be indemnified only against the portion of such Damages in excess of Seventy-Five Thousand Dollars ($75,000). The limitation set forth in the preceding sentence shall not apply to Section 2.9, Section 10.3(b), or to amounts payable by the Equityholders to a Buyer Party pursuant to this Article X that relate to (i) a Tax Representation, (ii) a Specified Representation or (iii) the Company’s, the Stockholders’ Agents’, or their respective Affiliate’s gross negligence, willful misconduct or fraud.

(d) Additional Limitations on Indemnification for Intellectual Property Infringement. Except as provided in Schedule 10.4(d), in no event shall the amount payable to a Buyer Party pursuant to this Article X with respect to a breach or inaccuracy of a representation or warranty contained in Section 4.14(f)(i) and Section 4.14(h) exceed $5.9 million unless, at the time of making such representation or warranty, such breach or inaccuracy was Known by the Company. For the avoidance of doubt, and by way of example only, the application of this Section 10.4(d) is set forth in Schedule 10.4(d) hereof.

SECTION 10.5 Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY NOR ANY EQUITYHOLDER, NOR ANY CURRENT OR FORMER SHAREHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AFFILIATE OR ADVISOR OF ANY OF THE FOREGOING, SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES OR ANY DAMAGES ASSOCIATED WITH ANY LOST PROFITS OR LOST OPPORTUNITIES OF SUCH OTHER PERSON (INCLUDING LOSS OF FUTURE REVENUE, INCOME OR PROFITS, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION) RELATING TO THE BREACH OR ALLEGED BREACH HEREOF OR ANY OTHER CAUSE OF ACTION RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED TO THE OTHER PARTY IN ADVANCE OR COULD HAVE BEEN REASONABLY FORESEEN BY SUCH OTHER PARTY.

SECTION 10.6 Characterization of Indemnification Payments. The parties agree that any indemnification payments made pursuant to this Article X shall be treated for all Tax purposes as an adjustment to the purchase price unless otherwise required by Law.

SECTION 10.7 Sole Remedy. The provisions of this Article X, Section 11.10, Section 11.13 and the Escrow Agreement shall be the sole and exclusive remedy of the Parties for any Damages with respect to which indemnification may be sought from the Indemnity Escrow Fund (Primary) or Indemnity Escrow Fund (Secondary) pursuant to this Article X.

ARTICLE XI.
GENERAL PROVISIONS

SECTION 11.1 Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses (including all fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, shall be paid by the respective party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.2 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (i) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (ii) if sent by nationally recognized overnight air courier, one (1) Business Day after mailing; (iii) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (i) or (ii) of this Section 11.2, when transmitted and receipt is confirmed by telephone and (iv) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

(a) if to the Company (prior to the Closing), to:

Wimba, Inc.

10 East 40th St, Floor 11

New York, NY 10016

Facsimile: (646) 861-5200

Attention: Carol Vallone

with a copy (which shall not constitute notice) to:

Choate Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Facsimile: 617-248-4000
Attention: William B. Asher, Jr.

(b) if to Parent or Merger Sub or, if after the Closing, to the Company, to:

Blackboard Inc.

650 Massachusetts Ave NW

6th Floor

Washington DC 20001-3976

Facsimile: (202) 466-7195

Attention: Matthew H. Small

with a copy (which shall not constitute notice) to:

Dewey & LeBoeuf LLP

260 Franklin Street

Boston, Massachusetts 02110

Facsimile: 617-897-9000

Attention: Thomas H. Redekopp

(c) if to the Stockholders’ Agents:

Walter H. Barandiaran

c/o The Argentum Group

60 Madison Avenue, Suite 701

New York, NY 10010

Facsimile: (212) 949-8294

and

Carmen Scarpa

c/o Tudor Ventures

Tudor Investments Corp.
50 Rowes Wharf, 5th Floor
Boston, MA 02110
Facsimile: (617) 391-6390

with a copy (which shall not constitute notice) to:

Choate Hall & Stewart LLP
Two International Place
Boston, Massachusetts 02110
Facsimile: 617-248-4000
Attention: William B. Asher, Jr.

SECTION 11.3 Public Announcements. Unless otherwise required by applicable Law or permitted pursuant to Section 7.3, the Company, the Stockholders’ Agents, and their directors, officers, managers, members, and representatives shall not make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of Parent. If any such public statement is required, the party so required shall consult with Parent in advance as to the contents and timing thereof and refrain from making such public statement until Parent has consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed). Parent and its directors, officers, and other representatives shall be entitled to make public announcements and communicate with news media and any other Persons in respect of this Agreement or the transactions contemplated hereby without having to obtain the consent of any other party hereto. For the purposes of this Section 11.3, a consent of an officer of Parent by e-mail shall be deemed to be a consent of Parent in writing.

SECTION 11.4 Interpretation. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement. References to Articles, Sections, Schedules or Exhibits in this Agreement, unless otherwise indicated, are references to Articles, Sections, Schedules and Exhibits of or to this Agreement. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the terms or provisions of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For all purposes of and under this Agreement, (i) the word “including” shall be deemed to be immediately followed by the words “without limitation;” (ii) words (including defined terms) in the singular shall be deemed to include the plural and vice versa; (iii) words of one gender shall be deemed to include the other gender as the context requires; (iv) the terms “hereof,” “herein,” “hereto,” “herewith” and any other words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular term or provision of this Agreement, unless otherwise specified and (v) unless otherwise defined in this Agreement, accounting terms shall have the respective meanings assigned to them in accordance with GAAP consistently applied with the Company Financial Statements and Audited Company Financial Statements (2009).

SECTION 11.5 Severability. In the event that any one or more of the terms or provisions contained in this Agreement or in any other certificate, instrument or other document referred to in this Agreement, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or any other such certificate, instrument or other document referred to in this Agreement, and the parties to this Agreement shall use their commercially reasonable efforts to substitute one or more valid, legal and enforceable terms or provisions into this Agreement which, insofar as practicable, implement the purposes and intent of this Agreement. Any term or provision of this Agreement held invalid or unenforceable only in part, degree or within certain jurisdictions shall remain in full force and effect to the extent not held invalid or unenforceable to the extent consistent with the intent of the parties as reflected by this Agreement.

SECTION 11.6 Entire Agreement. This Agreement (including the Company Disclosure Schedule, the other Schedules and the Exhibits to this Agreement, and any other agreement, instrument, or document delivered in connection herewith) and the Confidentiality Agreement constitute the entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, and supersede all prior agreements and undertakings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement and the Confidentiality Agreement, except as otherwise expressly provided in this Agreement.

SECTION 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties to this Agreement, and any purported assignment or other transfer without such consent shall be void and unenforceable. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns.

SECTION 11.8 No Third Party Beneficiaries. Except for Article II and Section 7.6, this Agreement is for the sole benefit of the parties to this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 11.9 Waivers and Amendments. This Agreement may be amended or modified only by a written instrument executed by all of the parties to this Agreement. Any failure of the parties to this Agreement to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party to this Agreement of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Unless otherwise provided, the rights and remedies provided for in this Agreement are cumulative and are not exclusive of any rights or remedies which the parties to this Agreement may otherwise have at law or in equity. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.9.

SECTION 11.10 Governing Law; Arbitration.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed entirely within such State.

(b) Each of the parties to this Agreement irrevocably and unconditionally agrees that, except as otherwise set forth in this Agreement, any dispute, controversy or claim arising out of or in connection with this Agreement shall be determined and settled by confidential arbitration in Boston, Massachusetts, pursuant to the rules then in effect of the American Arbitration Association. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in a court having competent jurisdiction. The party submitting such dispute shall request the American Arbitration Association to: (i) appoint a single arbitrator who is knowledgeable in the industry of the Company and who will follow substantive rules of law; (ii) allow for the parties to request discovery pursuant to the rules then in effect upon the Federal Rules of Civil Procedure for a period not to exceed sixty (60) days; (iii) require the testimony to be transcribed; and (iv) require the award to be accompanied by findings of fact and a statement of reasons for the decision. All costs and expenses, including attorneys’ fees, of all parties incurred in any dispute which is determined and/or settled by arbitration pursuant to this Section shall be borne by the party determined to be liable in respect of such dispute; provided, however, that if complete liability is not assessed against any one party, the parties shall share and contribute to the total costs in proportion to their respective amounts of liability so determined.

(c) If, notwithstanding the provisions of Section 11.10(b), confidential arbitration shall not be available, then each of the parties to this Agreement irrevocably and unconditionally (i) agrees that such Action arising out of this Agreement shall be brought in any state court of general jurisdiction located in Boston, Massachusetts (or, if no such court has jurisdiction or accepts jurisdiction, in any United States District Court located in Boston, Massachusetts); (ii) consents to the jurisdiction of any such court in any such Action; and (iii) waives any objection that such party may have to the laying of venue of any such Action in any such court. Each of the parties to this Agreement hereby agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

SECTION 11.11 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

SECTION 11.12 Exclusivity of Representations and Warranties. It is the explicit intent and understanding of each of the parties to this Agreement that no party to this Agreement, nor any of their respective Affiliates, representatives or agents, is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement (as qualified by the Company Disclosure Schedule), and none of the parties to this Agreement is relying on any statement, representation or warranty, oral or written, express or implied, made by another party to this Agreement or such other party’s Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement.

SECTION 11.13 Equitable Remedies. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such Action that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.13 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement may elect to pursue.

SECTION 11.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 11.15 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement

SECTION 11.16 Escrow; Stockholders’ Agents. BY VIRTUE OF (I) THE STOCKHOLDERS’ ADOPTION OF THIS AGREEMENT AND APPROVAL OF THE MERGER AND/OR (II) THE EQUITYHOLDERS’ RECEIPT OF CONSIDERATION HEREUNDER, THE EQUITYHOLDERS AGREE TO THE PROVISIONS OF THIS SECTION 11.16.

(a) Escrow. The Equityholders approve the Escrow Agreement and all of the arrangements relating thereto, including (i) the deposit of the Working Capital Escrow Amount into the Working Capital Escrow Fund, (ii) the deposit of the Indemnity Escrow Amount (Primary) into the Indemnity Escrow Fund (Primary), and (iii) the deposit of the Indemnity Escrow Amount (Secondary) into the Indemnity Escrow Fund (Secondary).

(b) Stockholders’ Agents.

(i) Appointment of Stockholders’ Agents. The Equityholders irrevocably nominate, constitute and appoint the Stockholders’ Agents, and each of them acting individually, as the agents and true and lawful attorneys in fact of the Equityholders, with full power of substitution, to act in the name, place and stead of the Equityholders for purposes of executing any documents and taking any actions that the Stockholders’ Agents may, in their sole discretion, determine to be necessary, desirable or appropriate in connection with or relating to this Agreement, the Escrow Agreement, the Merger and the other transactions contemplated hereunder. The Stockholders’ Agents hereby accept such nomination, constitution and appointment.

(ii) Authority. Without limiting the generality of Section 11.16(b)(i), the Equityholders grant to the Stockholders’ Agents, and each of them individually, full authority to execute, deliver, acknowledge, certify and file on behalf of the Equityholders (in the name of any or all of the Equityholders or otherwise) any and all documents that the Stockholders’ Agents may, in their sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agents may, in their sole discretion, determine to be appropriate, in performing their duties as contemplated in this Agreement. Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the Merger or the transactions contemplated hereby, each Equityholder shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Equityholder by the Stockholders’ Agents, and on any other action taken or purported to be taken on behalf of any Equityholder by the Stockholders’ Agents, as fully binding upon such Equityholder.

(iii) Irrevocable Power of Attorney; Delegation. The Equityholders acknowledge and intend that the power of attorney granted in this Section ý11.16(b) (i) is coupled with an interest and is irrevocable, (ii) may be delegated by the Stockholders’ Agents and (iii) shall survive the death or incapacity of each Equityholder.

(iv) Replacement of Stockholders’ Agents. If either of the Stockholders’ Agents shall die, resign, become disabled or otherwise be unable to fulfill his responsibilities hereunder, the Equityholders shall (by the consent of Equityholders with an aggregate Pro Rata Share greater than 50%), within 10 days after such death, resignation, disability or inability, nominate a successor to the Stockholders’ Agents and immediately thereafter notify Parent of the identity of such nominee. If such nominee is reasonably satisfactory to Parent, then such nominee shall succeed such Stockholders’ Agent as a Stockholders’ Agent hereunder. If for any reason there are no Stockholders’ Agents at any time, all references herein to the Stockholders’ Agents shall be deemed to refer to the Equityholders.

(v) Limitation of Liability of Stockholders’ Agents. The Stockholders’ Agents shall incur no liability to the Equityholders with respect to any action or omission by the Stockholders’ Agents other than with respect to the Stockholders’ Agents’ fraud, willful misconduct or gross negligence. The Stockholders’ Agents may incur reasonable out-of-pocket costs and expenses on behalf of the Equityholders in acting hereunder and, upon the written request of the Stockholders’ Agents, each Equityholder will reimburse the Stockholders’ Agents for a proportionate amount thereof, determined based on such Equityholder’s Pro Rata Share. Without limiting the generality of the foregoing, the Stockholders’ Agents is authorized to deduct from any payment due to the Equityholders from the Working Capital Escrow Fund or the Indemnity Escrow Fund the amount of such reimbursement, provided that, with respect to amounts subject to claims by a Buyer Party, no such deduction from the Escrow Fund shall be made without the consent of such Buyer Party.

(vi) Indemnification of Stockholders’ Agent. Each Equityholder, severally (based on its Pro Rata Share) but not jointly, shall hold harmless and indemnify the Stockholders’ Agents from and against all Damages incurred or suffered by the Stockholders’ Agents directly or indirectly arising out of, resulting from or in connection with this Agreement, the Escrow Agreement, the Merger or the other transactions contemplated hereby; provided, however, that no Equityholder shall be liable for any of the foregoing to the extent such Damages arise from (i) any breach or inaccuracy of any representation or warranty of the Stockholders’ Agents contained in this Agreement or (ii) the Stockholders’ Agents’ fraud or willful misconduct.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BLACKBOARD INC.,
a Delaware corporation

/s/ Matthew H. Small
Name: Matthew H. Small
Title: Chief Business Officer, Chief Legal
Officer and Secretary

BEAR MERGER SUB INC.,

a Delaware corporation

/s/ Matthew H. Small
Name: Matthew H. Small
Title: President and Secretary

WIMBA, INC.,

a Delaware corporation

/s/ Carol Vallone
Name: Carol Vallone
Title: President and CEO

/s/ Walter H. Barandiaran

Walter H. Barandiaran

/s/ Carmen Scarpa

Carmen Scarpa